UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Mueller Water Products, Inc.
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December 17, 2014
To My Fellow Stockholders:
It is my pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of Mueller Water Products, Inc. The meeting will be held on January 28, 2015 at 10:00 A.M., Eastern Time, at the InterContinental Buckhead Hotel in Atlanta, Georgia. The meeting will begin with voting on the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our company's financial performance and operations.
Your vote is important to us. Your broker cannot vote on some of these proposals without your instruction. Please inform us or your broker as to how you would like us to vote your shares on the proposals described in the Proxy Statement, whether or not you plan to attend the meeting.
On behalf of our management team and our board of directors, I thank you for your continued support and confidence in our company.
Sincerely,
Gregory E. Hyland
Chairman of the Board, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT TO US. PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY.

______________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 28, 2015
 ______________________________

To the Stockholders of Mueller Water Products, Inc.:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Mueller Water Products, Inc. will be held at 10:00 A.M., Eastern Time, on Wednesday, January 28, 2015 at the InterContinental Buckhead Hotel, 3315 Peachtree Road, N.E., Atlanta, Georgia 30326, for the purposes described below.

1.	Election of ten directors nominated by the board of directors for the coming year;

2.	To consider, on an advisory basis, the compensation of the Company's named executive officers, as described in this Proxy Statement; and

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2015.
We will also transact any other business properly brought before the Annual Meeting.
Only stockholders of the Company at the close of business on December 3, 2014, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.
This Proxy Statement and our 2014 Annual Report are available at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders).
The Company is again taking advantage of Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the Internet. A Notice of Internet Availability of Proxy Materials or this Proxy Statement will first be mailed to our stockholders on or about December 19, 2014. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors.
Keith L. Belknap
Corporate Secretary
Atlanta, Georgia
December 17, 2014

Please note that attendance at the Annual Meeting will be limited to stockholders of Mueller Water Products, Inc. (or their authorized representatives) as of the record date. You will be required to provide the admission ticket that is detachable from your proxy card or other evidence of ownership, along with photo identification. If your shares are held by a bank or broker, please bring your bank or broker statement evidencing your beneficial ownership of Common Stock as of the record date to gain admission to the meeting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	January 28, 2015; 10:00 A.M., Eastern Time
Place:	InterContinental Buckhead Hotel 3315 Peachtree Road, NE Atlanta, Georgia 30326
Record Date:	December 3, 2014
Voting:	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
VOTING MATTERS
Matter	Board of Directors' recommendations
• Election of directors	FOR each director nominee
• Advisory vote to approve executive compensation	FOR
• Ratification of the appointment of the independent registered public accounting firm for fiscal 2015	FOR
2014 PERFORMANCE HIGHLIGHTS
Highlights of our fiscal 2014 consolidated results from continuing operations include the following elements, some of which were used by the Compensation and Human Resources Committee to assess company performance and determine incentive plan compensation earned during fiscal 2014.

•	Net sales increased 5.7% year-over-year to $1,184.7 million from $1,120.8 million in fiscal 2013.

•	Adjusted operating income increased 28.7% year-over-year to $127.2 million from $98.8 million in fiscal 2013.

•	Adjusted net income increased 62.2% year-over-year to $46.7 million from $28.8 million in fiscal 2013.

•
Average investment in working capital reduced to 23.6% of net sales at Mueller Co. (excluding, for purposes of this performance metric, Mueller Systems) compared to 25.0% for fiscal 2013; Anvil's average working capital rose slightly to 23.4% of net sales.

•	Return on net assets increased to 25.3% from 21.6% in fiscal 2013.

•	Adjusted free cash flow increased to $125.0 million from $81.0 million in fiscal 2013.

•	Net debt reduced by $92.7 million from September 30, 2013 to September 30, 2014.
See "Compensation, Discussion and Analysis — Overview of Executive Compensation Program — Company Performance in Fiscal 2014" for more information. See Exhibit A for a reconciliation of non-GAAP financial measures to GAAP financial results.

COMPENSATION HIGHLIGHTS
We design our executive compensation programs to target total compensation for executives at or about the 50th percentile of our customized peer group. The principal elements of these compensation programs are base salary, annual performance-based cash bonus, long-term incentive and performance-based equity compensation and broad based benefit plans.

•
We structure a significant portion of our executives' overall compensation as incentive compensation. For fiscal 2014, incentive compensation represented approximately 76% of our Chief Executive Officer's total target compensation, and an average of 67% of the total target compensation of the other named executive officers. Performance-based incentive compensation represented over 50% of our CEO's total target compensation for fiscal 2014.

•
We structure performance-based compensation to pay for performance. We set clear and measurable financial goals for corporate and business segment performance. In evaluating individual performance, we assess progress toward strategic priorities.

•
We paid performance-based compensation for fiscal 2014 that reflects company, segment and individual performance. Our annual performance-based cash bonuses for named executive officers ranged from 54% to 115% of target. Our long-term performance-based compensation paid out or credited amounts representing 200% of target for fiscal 2014, with top quartile performance in increasing return on net assets as measured against our customized peer group.

•	We continue to implement and maintain best practices for executive compensation.

◦	Our compensation programs are designed to mitigate imprudent risk by, among other things, utilizing multiple performance targets and setting maximum potential payments.

◦	Our equity incentive plan prohibits the repricing or exchange of equity-based awards without stockholder approval.

◦	We prohibit hedging and pledging of our Common Stock by executives or directors.

◦	Our executives and directors are subject to stock ownership guidelines that require them to reach and maintain significant levels of Common Stock ownership.

◦	We can "clawback" cash- or equity-based compensation paid to executives where compensation is based upon the achievement of financial results that are the subject of a subsequent restatement.
See "Compensation, Discussion and Analysis — "— Overview of Executive Compensation Program", "— Other Factors Considered by the Compensation Committee" and "— Other Compensation Practices and Policies" for more information regarding the Company's compensation philosophy, structure and developments.

DIRECTOR NOMINEES
Each director stands for election annually. All directors are independent, except Mr. Hyland, our Chairman, President and CEO. The Board held eight meetings in fiscal 2014 and each director attended over 90% of the total number of meetings of the Board and committees of which he or she was a member.
The following table provides summary information about each director nominee. See "Matters to be Voted On — Proposal One" for more detailed information about each director nominee.

Name	Age	Director Since	Experience	Committee Memberships(1)
Shirley C. Franklin	69	2010	Barbara Jordan visiting professor at the LBJ School of the University of Texas; former Mayor of Atlanta	Audit; NCG; EHS
Thomas J. Hansen	65	2011	Former Vice Chairman of Illinois Tool Works Inc.	Audit*; NCG
Gregory E. Hyland	63	2005	Chairman, President and Chief Executive Officer of Mueller Water Products, Inc.	Exec*
Jerry W. Kolb	78	2006	Retired Vice Chairman of Deloitte & Touche LLP	Audit; Comp
Joseph B. Leonard	71	2006	Retired Chairman of AirTran Holdings, Inc.	Audit; Comp
Mark J. O’Brien	71	2006	Chairman and Chief Executive Officer of Walter Investment Management Corp.	Comp; EHS; NCG*
Bernard G. Rethore	73	2006	Chairman Emeritus of Flowserve Corporation	Audit; Comp; EHS; Exec
Neil A. Springer (2)	76	2006	Managing Director of Springer & Associates LLC	Audit; Comp; Exec
Lydia W. Thomas	70	2008	Retired President and Chief Executive Officer of Noblis, Inc.	EHS*; NCG
Michael T. Tokarz	65	2006	Chairman of Walter Energy, Inc.	Comp*; Exec
* Denotes committee chairperson

(1)
Audit = Audit Committee; Comp = Compensation and Human Resources Committee; EHS = Environment, Health and Safety Committee; Exec = Executive Committee; NCG = Nominating and Corporate Governance Committee

(2)	Mr. Springer serves as our Lead Director. See "Corporate Governance — Board Operations — Board Leadership Structure" for more information.

1200 Abernathy Road, N.E.
Suite 1200
Atlanta, Georgia 30328
______________________________
PROXY STATEMENT
______________________________
Mueller Water Products, Inc. (the "Company") is furnishing this Proxy Statement in connection with the solicitation of proxies by the board of directors (the "Board") of the Company for its 2015 Annual Meeting of Stockholders and at any reconvened or rescheduled meeting following any adjournment or postponement of the meeting (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, January 28, 2015 at 10:00 A.M., Eastern Time, at the InterContinental Buckhead Hotel, 3315 Peachtree Road, N.E., Atlanta, Georgia 30326.
A Notice of Internet Availability of Proxy Materials ("Notice") or this Proxy Statement will first be mailed to our stockholders on or about December 19, 2014.
QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
What is a proxy statement and what is a proxy? What is included in the proxy materials?
A proxy statement is a document that Securities and Exchange Commission ("SEC") regulations require the Company give you when it asks you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The Board has designated Gregory E. Hyland, Evan L. Hart and Keith L. Belknap as proxies for the Annual Meeting.
The proxy materials for the Annual Meeting include the Notice, the Proxy Statement and the Company's annual report on Form 10-K for the year ended September 30, 2014 (the "Annual Report"). If you received a paper copy of these materials, the proxy materials also include a proxy card and voting instructions form.
Why did I receive a Notice in the mail instead of a printed set of proxy materials?
In accordance SEC rules and regulations, instead of mailing a printed copy of the Company’s proxy materials to each stockholder of record, the Company may furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The Notice provides instructions on how to access and review the Proxy Statement and the Annual Report over the Internet at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders), and how to submit a proxy over the Internet. If you would like to receive a paper or email copy of the proxy materials, please follow the instructions in the Notice for requesting those materials.
Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote on the matters discussed in the Proxy Statement if you were a holder of record of the Company's common stock ("Common Stock") at the close of business on December 3, 2014. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the voting power of the outstanding shares of Common Stock at the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, there were 160,371,686 shares of Common Stock outstanding. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of Common Stock that I hold?
Each share of Common Stock represented at the Annual Meeting is entitled to one vote.
What proposals require my vote?
You are being asked to vote on the following proposals:

•	Proposal 1: Election of the 10 director nominees named in the Proxy Statement;

•	Proposal 2: Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2015.
What vote is required to approve each proposal, and how will my vote be counted?

•	Proposal 1: Elections of directors are determined by a plurality of votes cast in respect of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

•
Proposal 2: Approval, on a non-binding advisory basis, of executive compensation requires approval by the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

•
Proposal 3: Ratification of the appointment of the independent registered accounting firm requires approval by the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

How does the Board recommend I vote?
The Board recommends that you vote "FOR" Proposals 1, 2 and 3.
How may I vote?
Registered stockholders may vote by:

•	Internet at the web address noted in the Notice, proxy materials email or proxy card that you received (we encourage you to vote in this manner);

•	Telephone through the number noted in the proxy card that you received (if you received a proxy card);

•	Signing and dating your proxy card (if you received a proxy card) and mailing it to the indicated address; or

•	Attending the Annual Meeting and voting in person.
If you plan to vote other than by attending the Annual Meeting and voting in person, your vote must be received by 11:59 P.M. Eastern Time on January 27, 2015.
What is the difference between a registered stockholder and a beneficial stockholder?
If your shares are registered directly in your name with our transfer agent, you are a "registered stockholder" and you will receive a Notice containing instructions on how to access this Proxy Statement and the Annual Report and how to vote over the Internet or how to request and return a proxy card by mail. If your shares are held in a bank or brokerage account, you are a "beneficial stockholder" and you should refer to the instructions provided by your bank, brokerage or other nominee regarding how to vote shares. As a beneficial stockholder, you have the right to direct your nominee on how to vote your shares.
What if I am a beneficial owner and do not give voting instructions to my broker?
Under New York Stock Exchange ("NYSE") rules, if a broker or other financial institution holds your shares in its name and you do not provide voting instructions to them, that firm's discretion to vote your shares for you is limited. For the Annual Meeting, in the absence of your voting instructions, your broker has discretion to vote only on Proposal 3. If you do not provide voting instructions and your broker elects to vote your shares on Proposal 3, the missing votes for each of the other proposals are considered "broker non-votes."

What can I do if I change my mind after I vote my shares?
You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

•	Voting again using the Internet or by telephone prior to the Annual Meeting;

•	Delivering a later-dated proxy card; or

•	Voting in person at the meeting (if you are a beneficial owner).
Could any additional proposals be raised at the Annual Meeting?
Management does not know of any items, other than those referred to in the Proxy Statement, that may properly come before the Annual Meeting.
Who will tabulate and certify the vote?
A representative of our transfer agent, Computershare, will tabulate the vote and is expected to act as the independent inspector of elections for the Annual Meeting and to certify the final vote.
What does it mean if I receive more than one Notice, proxy materials email or proxy card?
It means that you have multiple accounts holding Common Stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice, proxy materials email or proxy card you receive. We encourage you to vote all of the Common Stock you are entitled to vote.
How are abstentions and broker non-votes counted?
Abstentions and broker non-votes are included in determining whether a quorum is present. They will not be included in vote totals and will not affect the outcome of the vote.
What do I need to do if I want to attend the Annual Meeting?
Attendance at the Annual Meeting is limited to the Company's stockholders, members of their immediate families or their representatives. You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership of Common Stock, along with photo identification. If your Common Stock is held by a bank or broker, please bring your bank or broker statement evidencing your beneficial ownership of Common Stock as of the record date to gain admission to the Annual Meeting. The Company reserves the right to limit the number of representatives who may attend the Annual Meeting.
Who is soliciting my proxy? How are proxies solicited and what is the cost?
The Board is soliciting your proxy. The Company bears all expenses incurred in connection with the solicitation of proxies. The Company has engaged Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $6,500 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock. The Company's directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.
PLEASE FOLLOW THE INSTRUCTIONS PROVIDED IN THE NOTICE TO ENSURE THAT YOUR SHARES OF COMMON STOCK ARE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT ABLE TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the Annual Report are available at www.proxyvote.com (for beneficial stockholders) or www.edocumentview.com/mwa (for registered stockholders).

MATTERS TO BE VOTED ON
PROPOSAL ONE:
ELECTION OF DIRECTORS
The Nominating and Corporate Governance Committee (the "Governance Committee") of the Board is responsible for identifying qualified candidates to serve on the Board and recommending nominees to be submitted to the Company's stockholders for election at each annual meeting of stockholders. After the Governance Committee completes its evaluation of candidates, it presents its recommendation to the Board for consideration and approval.
In evaluating candidates, the Governance Committee considers a variety of qualifications, experiences, attributes and skills, and recognizes that a diversity of knowledge, viewpoints and experience can enhance the effectiveness of the Board. Accordingly, as part of its candidate evaluation, the Governance Committee considers how the candidate's background, qualifications, experiences, attributes and skills may enhance the quality of the Board's deliberations and decisions.
After evaluating each director and the composition of the full Board, the Governance Committee has recommended all of the current Board members for election. If elected, each of the 10 individuals nominated for election to the Board will hold office until the 2016 annual meeting of stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors.
The names of the nominees and certain information about them, including information concerning their qualifications for office, are set forth below:

Shirley C. Franklin, 69, director since 2010. Ms. Franklin serves as the Barbara Jordan visiting professor at the LBJ School of the University of Texas and as Chair of the board of directors and Chief Executive Officer of Purpose Built Communities, Inc., a national non-profit organization that works to transform struggling neighborhoods into sustainable communities. She also serves as Co-Chair of the Atlanta Regional Commission on Homelessness and as Chair of the board of directors of the National Center for Civil and Human Rights.  From 2002 to 2010, Ms. Franklin served as mayor of Atlanta, Georgia. She serves as a director of Delta Air Lines, Inc., a provider of air transportation for passengers and cargo. Ms. Franklin earned a Bachelor of Science degree in sociology from Howard University and a Master's degree in sociology from the University of Pennsylvania.

Ms. Franklin brings general management expertise, strategic planning expertise, marketing expertise, financial expertise and governmental and regulatory affairs experience. In particular, the Board considered her record of civic involvement and significant experience in executive management, which has spanned three decades, including her service as mayor of Atlanta, during which time she worked to rebuild the city’s water infrastructure.

Thomas J. Hansen, 65, director since 2011. Until 2012, Mr. Hansen served as Vice Chairman of Illinois Tool Works Inc. ("ITW"), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment. He joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses. From 1998 to 2006, he served as Executive Vice President of ITW. Mr. Hansen serves as a director of Terex Corporation, a diversified global manufacturer of machinery products, and Standex International Corporation, a manufacturer of products and services for diverse industrial market segments. He earned a Bachelor of Science degree in marketing from Northern Illinois University and a Master of Business Administration degree from Governors State University.
Mr. Hansen brings general management expertise, multiple-part manufacturing and operations experience, financial expertise, merger and acquisition ("M&A") experience, strategic planning expertise, corporate governance expertise, marketing expertise and international business experience. In particular, the Board considered his experience as a senior executive of a large diversified industrial manufacturing company that faces many of the current economic, social and governance issues that the Company faces.

Gregory E. Hyland, 63, director since 2005. Mr. Hyland serves as the Chairman of our Board and has served as our President and Chief Executive Officer since January 2006. He served as Chairman, President and Chief Executive Officer of Walter Energy, Inc. from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc., a transportation and logistics company, from June 2005 to September 2005 and as Executive Vice President from 2004 to 2005. He serves as lead director of Ferro Corporation, a global supplier of technology-based performance materials for manufacturers. Mr. Hyland earned Bachelor and Master of Business Administration degrees from the University of Pittsburgh.
Mr. Hyland brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, international business experience and government and regulatory affairs experience from his past and current positions in both management and on the boards of directors of each of Walter Energy, Ryder System and Ferro.

Jerry W. Kolb, 78, director since 2006. Mr. Kolb has served as a director of Walter Energy since June 2003. He previously served as a Vice Chairman of Deloitte & Touche LLP, a registered public accounting firm, from 1986 to 1998. Mr. Kolb is a certified public accountant and earned a Bachelor of Science degree in accountancy from the University of Illinois and a Master of Business Administration degree from DePaul University.
Mr. Kolb brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise and international business experience. In particular, the Board considered his broad perspective in accounting and financial reporting matters and his extensive experience in audit, finance and compensation matters and in executive management based on his 41-year career with Deloitte & Touche.

Joseph B. Leonard, 71, director since 2006. Mr. Leonard served as a director of Walter Energy from 2005 to 2007, and he rejoined the board of directors in 2009. He served as Interim Chief Executive Officer of Walter Energy from March 2010 through March 2011 and from August 2011 to September 2011. Mr. Leonard served as Chairman of AirTran Holdings, Inc., an airline holding company, from 2007 to 2008, Chairman and Chief Executive Officer of AirTran from 1999 to 2007 and President of AirTran from 1999 to 2001. He serves as a director of Air Canada, a full service airline company. Mr. Leonard earned a Bachelor of Science degree in aerospace engineering from Auburn University.
Mr. Leonard brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, offshore sourcing expertise, marketing expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his significant experience in executive management, operations, marketing and public affairs based on his career with major corporations.

Mark J. O'Brien, 71, director since 2006. Since 2009, Mr. O'Brien has served as Chairman and Chief Executive Officer of Walter Investment Management Corp. (formerly Walter Industries' Homes Business), a mortgage portfolio owner and mortgage originator and servicer. Mr. O'Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate management and investment firm, since 2004. He served in various executive capacities at Pulte Homes, Inc., a home building company, for 21 years, retiring as President and Chief Executive Officer in 2003. Mr. O'Brien earned a Bachelor of Arts degree in history from the University of Miami.
Mr. O’Brien brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, marketing expertise, international business experience and government and regulatory affairs experience. He also brings significant expertise in capital markets, municipal finance and the real estate market. In particular, the Board considered his knowledge of the capital markets and municipal finance and knowledge of the homebuilding and real estate sectors of the economy.

Bernard G. Rethore, 73, director since 2006. Mr. Rethore has served as a director of Walter Energy since 2002. He has served as Chairman Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since 2000. From January 2000 to April 2000, he served as Flowserve's Chairman. He had previously served as its Chairman, President and Chief Executive Officer. Mr Rethore served as a director of Belden, Inc., a manufacturer of signal transmission products, from 1997 to 2012. He is a director of Dover Corp., a diversified manufacturer of a wide range of proprietary products. In 2008, Mr. Rethore was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year, and in 2012, he was designated a Board Leadership Fellow by the National Association of Corporate Directors. He earned a Bachelor of Arts degree in Economics (Honors) from Yale University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, where he was a Joseph P. Wharton Scholar and Fellow.
Mr. Rethore brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, international business experience, offshore sourcing and government and regulatory affairs experience. In particular, the Board considered his more than 30 years of experience at senior executive level positions with public manufacturing companies and his service on the boards of other public companies as a member of their audit, compensation and governance committees. Mr. Rethore’s extensive management experience makes him a valuable contributor to the Board on matters involving business strategy, capital allocation and M&A opportunities.

Neil A. Springer, 76, director since 2006. Mr. Springer serves as Lead Director of the Board. He has served as managing director of Springer & Associates, LLC, a board consulting and executive recruitment company, since 1994. Mr. Springer served as a director of IDEX, an applied solutions company, from 1990 to 2011. He earned a Bachelor of Science degree in accounting from Indiana University, a Master of Business Administration degree from the University of Dayton and a certificate of accountancy from the University of Illinois.
Mr. Springer brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, strategic planning expertise, corporate governance expertise, marketing expertise and government and regulatory affairs experience. In particular, the Board considered his more than 50 years of commercial experience and his entrepreneurial and business leadership skills. His executive experience, board memberships and his company, Springer & Associates, which focuses on board consulting, have provided Mr. Springer with substantial training in corporate governance and executive compensation and knowledge of financial reporting.

Lydia W. Thomas, 70, director since 2008. Dr. Thomas served as President and Chief Executive Officer of Noblis, Inc., a public interest scientific research, technology and strategy company, from 1996 to 2007. She was previously with The MITRE Corporation, Center for Environment, Resources and Space, serving as Senior Vice President and General Manager from 1992 to 1996, Vice President from 1989 to 1992 and Technical Director from 1982 to 1989. Dr. Thomas serves as a director of Cabot Corporation, a global performance materials company, and as a trustee of Washington Mutual Investors Fund, a mutual fund. In 2013, she was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. Dr. Thomas earned a Bachelor of Science degree in zoology from Howard University, a Master of Science degree in microbiology from American University and a Doctor of Philosophy degree in cytology from Howard University.
Dr. Thomas brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered her extensive experience at senior executive level positions and particular expertise related to information technology and environmental, health and safety matters.

Michael T. Tokarz, 65, director since 2006. Mr. Tokarz has served as non-executive Chairman of Walter Energy since 2006. Since 2002, he has served as a member of the Tokarz Group, LLC, an investment company. From 1996 until 2002, Mr. Tokarz served as a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co. L.P., a private equity company. From 2004 until 2010, he served on the board of directors of Dakota Growers Pasta Company, Inc., a manufacturer and marketer of dry pasta products. Mr. Tokarz is a director of IDEX, CNO Financial Group, Inc. (formerly Conseco, Inc.), an insurance provider, MVC Capital, Inc., a registered investment company (where he serves as Chairman), and Walter Investment Management Corp. In 2007, Mr. Tokarz was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. He earned a Bachelor of Arts degree in economics with high distinction and a Master of Business Administration degree in finance from the University of Illinois.
Mr. Tokarz brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his more than 20 years of board experience with publicly traded companies and his corporate governance training.

A plurality of the votes cast in respect of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect these nominees (or a substitute nominee as designated by the Board) to serve as directors.
The Board recommends a vote FOR each nominee for director for Proposal One.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers annually. The vote on this proposal represents an additional means by which we obtain feedback from our stockholders about executive compensation, which is set by the Compensation and Human Resources Committee (the "Compensation Committee") of the Board and is designed to link pay with performance while enabling the Company to competitively attract, motivate and retain key executives.
The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. To meet this objective, the Compensation Committee has designed compensation plans for our executive officers that target total compensation at the 50th percentile of our customized peer group. A significant portion of our executives' overall compensation is structured as incentive compensation. For fiscal 2014, incentive compensation represented approximately 76% of our CEO's total target compensation, and an average of 67% of the total target compensation of the other named executive officers. Performance-based incentive compensation represented 52% of our CEO's total target compensation, and an average of 47% of the total target compensation of the other named executive officers. We believe that an emphasis on both short-term and long-term incentive compensation aligns executives' and stockholders' interests.
We encourage our stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Board and the Compensation Committee believe that these policies and procedures are strongly aligned with the long-term interests of our stockholders and are effective in implementing our compensation philosophy and in achieving our strategic goals.
Accordingly, we ask for stockholder approval of the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of Mueller Water Products, Inc., as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the company's proxy statement for the 2015 annual meeting of stockholders.
This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. At last year's annual meeting of stockholders, approximately 98% of votes cast were in support of the compensation of our named executive officers. The Board and the Compensation Committee value the opinions of the Company's stockholders. The Compensation Committee will consider the result of this year's vote, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. See "Compensation Discussion and Analysis — Performance and Compensation Highlights".
The Board recommends a vote FOR Proposal Two.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has authority to retain and terminate the services of the Company's independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2015, subject to negotiation of definitive fee arrangements. Although stockholder ratification of the appointment of Ernst & Young is not required, the Board believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. See below for a description of the fees that Ernst & Young billed to the Company for fiscal 2014 and fiscal 2013.
One or more representatives of Ernst & Young are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
The Board recommends a vote FOR Proposal Three.
FEES AND SERVICES OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee appointed Ernst & Young as the independent registered public accounting firm to audit the Company's consolidated financial statements and internal control over financial reporting for the year ended September 30, 2014.
Audit Fees and Other Fees
The following table shows the approximate fees for audit and other services provided by Ernst & Young for fiscal years 2014 and 2013 (in millions).

	2014	2013
Audit fees(1)	$2.6	$2.6
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$2.6	$2.6

(1)
Reflects fees for professional services performed by Ernst & Young for annual audits (including out-of-pocket expenses) and quarterly limited reviews of the Company's consolidated financial statements.

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is able to provide the most effective services, for reasons such as its familiarity with the Company's current and past business, accounting systems and internal operations, and whether the services enhance the Company's ability to manage or control risks and improve financial reporting quality.
Non-audit fees to be incurred by the independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act of 2002 to be performed by such firm must be approved in advance by the Audit Committee Chairman (for individual projects in amounts up to $100,000) or the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is comprised solely of independent directors meeting the requirements of applicable SEC and NYSE rules. The Board has determined that all Audit Committee members are "financially literate" for purposes of the NYSE Listed Company Manual and qualify as audit committee "financial experts" within the meaning of the rules and regulations of the SEC.
The key responsibilities of the Audit Committee are set forth in its charter, which was approved by the Board and is available on the Company's website. See "Corporate Governance — Board Operations — Board Committee Information" for more information concerning the Audit Committee and its responsibilities.
With respect to the audit of the Company's consolidated financial statements for the year ended September 30, 2014 and the Company's internal control over financial reporting:

•	The Audit Committee's responsibility is to monitor and oversee the Company's financial reporting and audit functions, as well as internal controls over financial reporting and disclosure.

•	Management has primary responsibility for preparing the Company's financial statements and establishing and maintaining effective internal control over financial reporting.

•
Ernst & Young, the Company's independent registered public accounting firm for the year ended September 30, 2014, was responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young was also responsible for performing an independent audit of, and expressing an opinion on, the Company's internal controls over financial reporting.

•	The Audit Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young.

•
The Audit Committee reviewed the report of management contained in the 2014 Annual Report, as well as Ernst & Young's Reports of Independent Registered Public Accounting Firm included in the 2014 Annual Report related to its audits of the consolidated financial statements and internal control over financial reporting.

•
The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 16, as amended, "Communication with Audit Committees." In addition, Ernst & Young provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and the Audit Committee has discussed with Ernst & Young their firm's independence.

Based on the foregoing discussions with and reports of management and the independent registered public accounting firm of the Company and the Audit Committee's review of the representations of management, the Audit Committee recommended to the Board the inclusion of the Company's consolidated financial statements in the 2014 Annual Report.

Audit Committee
Thomas J. Hansen, Chairman
Shirley C. Franklin
Jerry W. Kolb
Joseph B. Leonard
Bernard G. Rethore
Neil A. Springer

CORPORATE GOVERNANCE

Governance Highlights

• Annual election of directors • Nine of 10 directors are independent directors • Independent lead director • All Board standing committees are comprised of independent directors	• Regular executive sessions of non-employee directors chaired by the lead director • Risk oversight conducted by full Board and committees • Annual Board and committee self-evaluations	• Executive compensation programs designed to mitigate imprudent risk • Stock ownership guidelines for executives and directors • Incentive awards subject to clawback
Overview
The Board is committed to establishing and maintaining corporate governance practices that reflect the highest standards of ethics and integrity.
Our corporate governance structure and processes are based on our key governance documents, including our Corporate Governance Guidelines (the "Guidelines"). The Guidelines govern the operation of the Board and its committees and guide the Board in the execution of its responsibilities. The Governance Committee reviews the Guidelines at least annually and the Board updates the Guidelines periodically in response to changing regulatory requirements, evolving practices and otherwise as circumstances warrant.
Our Code of Business Conduct and Ethics (the "Code") applies to all of our employees and directors. We also make available an ethics hotline that may be used by employees and others to anonymously report suspected violations of the Code. We will disclose promptly any amendments to, or waivers from, provisions of the Code on our website at www.muellerwaterproducts.com, as may be required under applicable SEC or NYSE rules.

Corporate Governance Policies and Materials

• Corporate Governance Guidelines • Board Committee Composition and Committee Charters • Code of Business Conduct and Ethics	• Certificate of Incorporation • Bylaws • Stock Ownership Guidelines
The table above lists some of the Board policies and other materials relating to our corporate governance that are available on our website. We will also provide copies of any of these policies and materials without charge upon written request to our Corporate Secretary at Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The information on our website is not a part of this Proxy Statement.
Board Composition
Board Size

The Board believes that the size of the Board should be a group sufficiently large and diverse to address the issues facing the Company while being small enough to encourage personal involvement and discussion. The Board is currently comprised of 10 directors. All directors are elected annually.

Director Independence
The Governance Committee and the Board annually assess the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or interfere with the director's independence. The Guidelines set forth the categorical standards of independence for the Board. To be considered "independent" for purposes of the director qualification standards:

•	The director must meet bright-line independence standards under the NYSE Listed Company Manual; and

•
The Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. See the Guidelines on our website for more detail.

Nine of our 10 directors are independent directors pursuant to our director qualification standards and each member of the Audit Committee, the Compensation Committee and the Governance Committee is independent in accordance with the NYSE Listed Company Manual and the Company's director independence standards.

•
No member of those committees receives compensation from the Company other than directors' fees and no such member is an affiliated person of the Company (other than by virtue of his or her directorship).

•	All members of the Audit Committee meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002.

•
All members of the Compensation Committee qualify as "non-employee directors" as defined in Rule 16b-3 under the Exchange Act and meet the independence requirements of the NYSE Listed Company Manual and additional standards applicable to "outside directors" under Section 162(m) of the Internal Revenue Code.

Director Nomination Process
In discharging its responsibility related to director nominations, the Governance Committee receives input from the Chairman of the Board, other directors and, if applicable, an independent professional search firm. The Governance Committee also considers and evaluates candidates recommended by stockholders, as described below. The Governance Committee evaluates all candidates, regardless of who recommends the candidate, based on the same criteria.
The Governance Committee decides whether to further evaluate each candidate and may select an independent professional search firm to assist in the discharge of its duties. The evaluation includes a reference check, interaction, interviews and discussions about the candidate's qualifications, availability and commitment. The Chair of the Governance Committee interviews each qualified candidate and selects certain candidates to be interviewed by the Chairman of the Board and other members of the Governance Committee. The Governance Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to nominating a candidate for election to the Board. The Board expects all candidates recommended to the full Board to have received the approval of all members of the Governance Committee.
The Governance Committee uses a skills matrix of key experience and competencies to evaluate candidates. The Governance Committee carefully reviews all directors and director candidates in light of these factors based on the context of the current and anticipated composition of the Board, our current and anticipated operating requirements and the long-term interests of our stockholders. In reviewing a candidate, the Governance Committee considers the candidate's integrity and independence, as defined in the Guidelines and in the NYSE Listed Company Manual.
Qualifications Required of All Directors

Key Characteristics Required of All Directors

• Personal ethics and integrity	• Interpersonal skills	• Commitment
• Leadership capabilities	• Collaborative skills	• Independence
• Business acumen

The Governance Committee does not expect or intend that each director has the same background, skills and experience; instead, it expects directors will have diverse backgrounds, skills and experiences. Although the Board does not have a formal policy regarding diversity, diversity is one among many criteria considered by the Board when evaluating candidates. Diversity criteria may include gender, race, ethnic background, geographic origin or personal, educational and professional experience. The Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will enhance the Board's oversight role.
Competencies to be Represented on the Board
Listed below are key competencies that are necessary for the Board as a whole. See "Matters to be Voted On — Proposal One" for the biographies of nominees that describe each nominee's relevant experience, qualifications and skills.

•
General management expertise.  Experience serving in management positions is important since these directors bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level. These insights and guidance, and the ability to assess and respond to situations encountered in serving on our Board, may be enhanced if the leadership experience has been developed at businesses or organizations that operate in the manufacturing sector.
•
Financial expertise. Knowledge of financial markets, financing and funding operations, accounting and financial reporting processes is important since it assists our directors in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting and internal control of these activities.
•
Multiple-part manufacturing and operations experience.  Experience in manufacturing is useful in understanding our research and development efforts, product engineering, design and manufacturing, operations, products and the market segments in which we compete.
•
Mergers and acquisitions experience. Since we have a strategy of selectively pursuing potential acquisitions, directors who have a background in M&A transactions can provide useful insight into developing and implementing strategies for growing our businesses through combination with other organizations. Useful experience includes consideration of the "fit" of a proposed acquisition with our strategy, the valuation of transactions and management's plans for integration with existing operations.

•
Strategic planning expertise. We operate in competitive markets and our businesses are subject to a wide variety of risks. Directors who have strategic planning experience can assist the Board in adopting policies and procedures that respond to the risks we face.
•
Corporate governance expertise. Directors who have corporate governance experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.
•
Offshore sourcing expertise. Directors with knowledge of trends and developments in offshore sourcing are important to us since we continue to evaluate offshore sourcing of certain of our products wherever doing so will lower costs while maintaining quality.
•
Marketing expertise. Since we believe that many of our products benefit from strong brand recognition, directors who have marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.
•
International business experience. Since we manufacture and sell certain of our products outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our businesses.
•
Government and regulatory affairs expertise. The manufacture and marketing of our products is subject to the rules and regulations of various federal, state and local agencies. Directors who have served in government positions or who have worked extensively with governments or regulatory bodies can provide oversight of compliance with rules and regulations and insight into working constructively with governments or regulatory bodies.

Director Candidate Recommendations
A stockholder who wishes to submit a director candidate for consideration by the Governance Committee must do so by writing our Corporate Secretary and including the candidate's biographical data. See "Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at the 2016 Annual Meeting of Stockholders — Notice Requirements for Nomination of Directors".
Board Operations
Board Leadership Structure
Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for the Company. The Board does not have a formal policy as to whether the roles of Chairman and Chief Executive Officer should be separate or whether the Chairman should be a management or a non-employee director.
Under our Bylaws, the Chairman presides over meetings of the Board and of stockholders, while the Chief Executive Officer has general and active management of the property, business and affairs of the Company, subject to the supervision and oversight of the Board. Mr. Hyland serves as our Chairman and Chief Executive Officer.
The Board has adopted a number of corporate governance-related measures to provide what it views as an appropriate balance between the need for dependable strategic leadership by Mr. Hyland and the need for oversight and objectivity of independent directors. Nine of our 10 directors are independent and each committee other than the Executive Committee is comprised entirely of independent directors. All directors play active roles in overseeing our business, both at the Board and committee levels. In addition, directors have full and free access to members of management and the authority to retain independent advisors as they deem necessary without consulting or obtaining the approval of any member of management.
In addition, the independent members of our Board annually select an independent director to serve as our Lead Director. Mr. Springer currently serves as our Lead Director.

Our Lead Director:

•
Presides at all meetings of the independent directors.
•
Presides at Board meetings when the Chairman is not present.
•
Acts as a liaison between the independent directors and management.
•
Consults with the Chairman on other matters pertinent to our business and the Board.

The Board believes this leadership structure is the most effective for the Company at this time. In particular, it believes that having one leader serve as both Chairman and Chief Executive Officer facilitates decisive and effective leadership and that this structure, when combined with our other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction of the Board.
Board Committee Information

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Environment, Health and Safety Committee ("EHS Committee"). An additional committee, the Executive Committee, meets only as needed. All committee members are independent - they satisfy the NYSE’s and the Company’s definitions of an independent director - and the Board has determined that all Audit Committee members are "financially literate" under the NYSE Listed Company Manual and qualify as audit committee "financial experts" within the meaning of the rules and regulations of the SEC.

Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from management and annually evaluates its performance. Additional information about the committees is provided below. See the committee charters on our website for more detail.

Audit Committee

Current Members Hansen (Chair) Franklin Kolb Leonard Rethore Springer
• Selects and oversees the independent registered public accounting firm and approves its services (including both audit and non-audit services) and fees.
• Reviews the scope and results of the independent registered public accounting firm’s audits.
• Oversees financial reporting activities and accounting policies and procedures.
• Reviews the organization and scope of the internal audit function and our disclosure controls and internal control over financial reporting.

12 meetings in fiscal 2014
Compensation and Human Resources Committee

Current Members Tokarz (Chair) Kolb Leonard O’Brien Rethore Springer
• Oversees the overall strategic human resources programs, including executive compensation and equity-based plans.
• Reviews and recommends the compensation of non-employee directors.
• Oversees an annual risk assessment process related to compensation programs.
• Manages succession planning across senior positions.

5 meetings in fiscal 2014
Nominating and Corporate Governance Committee

Current Members O’Brien (Chair) Franklin Hansen Thomas
• Establishes criteria for and qualifications of persons suitable for nomination as directors and reports recommendations to Board.
• Develops and annually reviews the Guidelines.
• Reports recommendations to Board related to committee structure and membership.

4 meetings in fiscal 2014
Environment, Health and Safety Committee

Current Members Thomas (Chair) Franklin O’Brien Rethore
• Reviews policies and procedures related to complying with laws, regulations and rules pertaining to the environment and employee health and safety.
• Encourages activities that demonstrate sound environmental stewardship initiatives.

4 meetings in fiscal 2014
Executive Committee

Current Members Hyland (Chair) Rethore Springer Tokarz	• Exercises interim powers delegated to it any time when a matter requires expeditious Board action or when it would not be practical for the full Board to meet.

Director Attendance

In fiscal 2014, the Board held eight meetings. Each current director attended over 90% of the total number of meetings of the Board and its committees of which he or she was a member in fiscal 2014. Each current director also attended the 2014 annual meeting of stockholders.
Executive Sessions
Our non-employee directors meet at least quarterly in executive sessions at which management directors, currently only our Chairman, are not present. Our Lead Director presides at these sessions.
Board and Committee Evaluations

The Guidelines require the Board annually to evaluate its own performance. In addition, each of our committee charters requires an annual performance evaluation. The Governance Committee is responsible for overseeing the annual self-assessment process on behalf of the Board, and for overseeing the implementation of the annual self-assessments by the committees. These evaluations consider, among other things, the quality of meeting agendas, materials and discussions, and focus on both strengths and opportunities for improvement.
Board Risk Oversight
The Board maintains oversight responsibility for the management of the Company's risks. Management is charged with assessing and managing risk. Our internal control environment is designed to identify and manage risks and to facilitate communication with the Board. Our internal audit department, which reports to the Audit Committee, facilitates our enterprise risk assessment and ongoing enterprise risk management processes, in coordination with our legal and compliance functions, and regularly reports on risk-related issues to the Board and its committees to complement our strategic planning process. The Board and Audit Committee receive regular reports and updates from our legal and compliance functions. The Board also considers specific risk topics, including risks associated with our strategic plan and our capital structure, and receives regular reports from the heads of our principal business and corporate functions that include discussions of the risks and exposures involved in their respective areas of responsibility.
The Board executes its risk oversight function both as a whole and through delegation to committees. In particular:

Audit Committee	Compensation Committee

•
Oversees risk management related to financial reporting, the audit process, internal control over financial reporting and disclosure controls and procedures
•
Oversees the internal audit function
•
Monitors legal and compliance issues and active matters

• Oversees risk management related to the risks and rewards associated with our compensation policies and practices • Oversees management development and succession planning across senior positions

EHS Committee	Governance Committee
• Oversees risk management related to risks directly related to the environment, health and safety areas	• Oversees risk management related to governance structure and processes and risks arising from related person transactions

Related Person Transactions
The Governance Committee administers a written Related Person Transaction Policy that applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the policy, our General Counsel determines whether a transaction meets the requirements of a related person transaction requiring review by the Governance Committee. Transactions that fall within this definition will be referred to the Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Company. In addition, the Board has delegated to the Chair of the Governance Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. The Company did not engage in any transaction during fiscal 2014, and has no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation

During fiscal 2014, none of the members of the Compensation Committee was a former or current officer or employee of the Company or had any relationships requiring disclosure as a related person transaction. None of our executive officers serves or has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its Compensation Committee during fiscal 2014.
Communicating with the Board
Stockholders and other interested parties may communicate with any of our directors, including our Lead Director and the Chairs of our committees, or our independent directors as a group, on Board-related issues by writing in care of our Corporate Secretary at our principal executive office address: 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Stockholders and other interested persons may also communicate with directors by sending an email message to boardofdirectors@muellerwp.com, or with the Audit Committee by sending an email message to auditcommittee@muellerwp.com. These procedures may change from time to time, and you are encouraged to visit the Company's website at www.muellerwaterproducts.com for the most current means of contacting our directors.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing and considering any revisions to director compensation. With the assistance of its independent compensation consultant, the Compensation Committee reviews director compensation and compares it to director compensation paid by other companies in the peer group described under "Compensation Discussion and Analysis — Overview of Executive Compensation Program — Peer Group Benchmarking and Total Compensation."
The Board reviews the Compensation Committee's recommendations and determines the final structure and amounts of director compensation. The Board has determined that compensation for non-employee directors should comprise a mix of cash and equity-based awards. The Board believes that the interests of directors are aligned with the interests of stockholders by linking a significant portion of director compensation to Common Stock performance. Under our stock ownership guidelines, directors are required to hold at least 50% of Common Stock acquired through equity-based awards until they own Common Stock equal in market value to at least four times their annual retainer. See "Compensation Discussion and Analysis — Other Compensation Practices and Policies — Stock Ownership Guidelines" for more information.
Annual Retainer
For fiscal 2014, each non-employee director received an annual retainer of $55,000. Annual retainers are paid quarterly. During fiscal 2014, the Chairs of the Audit Committee and the Compensation Committee and the Lead Director each received $15,000 for serving in such capacity, while the Chairs of the Governance Committee and the EHS Committee each received $7,500 for serving in such capacity.
Meeting Fees
Non-employee directors each receive $1,500 for each Board or committee meeting attended. Meeting fees are paid monthly.
Equity-Based Awards
Our Amended and Restated 2006 Stock Incentive Plan (the "2006 Stock Plan") provides that, on the date of each annual meeting of stockholders, the Company will grant equity-based awards with an economic value determined by the Compensation Committee to each non-employee director who is re-elected to the Board and has served as a director for a period of at least six months. In addition, the 2006 Stock Plan provides that each director shall receive an initial equity-based grant on the date on which he or she commences service as a director, the economic value and terms of which shall be as determined by the Compensation Committee. The number of units equivalent to the economic value of those awards is determined by the Compensation Committee's compensation consultant. See "Compensation Discussion and Analysis — Other Compensation Practices and Policies — Role of Compensation Consultant in Compensation Decisions".
On January 29, 2014, each non-employee director received equity-based awards in the form of (a) options to purchase 9,656 shares of Common Stock with an exercise price equal to $8.58 per share, the closing price of Common Stock on the NYSE on the grant date and (b) 5,244 restricted stock units ("RSUs"). The outstanding stock options and RSUs vest in equal installments on the first, second and third anniversaries of the grant date. Under our 2006 Stock Plan, once a participant becomes "retirement-eligible," all outstanding and unvested equity-based awards automatically vest upon retirement. Therefore, for purposes of the table appearing on page 24, all outstanding equity-based awards granted prior to fiscal 2014 to directors who are "retirement-eligible" are deemed vested. Commencing in fiscal 2014, all equity-based awards to directors require a director who is or becomes "retirement-eligible" prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement from the Board.
Travel Expenses
The Company reimburses directors for their travel and related expenses in connection with attending Board and committee meetings and related activities. Private air travel is reimbursed at a rate not to exceed the published price of a first class airline ticket for a comparable scheduled route.

Summary of Director Compensation
The following table shows fiscal 2014 compensation for our non-employee directors. None of our non-employee directors received any compensation or accrued any benefit under any company plan, other than disclosed in the following table. Mr. Hyland does not receive any compensation in connection with his service as a director.
Fiscal 2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)			Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
	Annual Retainer (1)	Meeting Fees	Total
Howard L. Clark Jr.(3)	15,625	3,000	18,625	—	—	—	18,625
Shirley C. Franklin	55,000	39,000	94,000	44,994	49,535	—	188,529
Thomas J. Hansen	66,250	36,000	102,250	44,994	49,535	—	196,779
Jerry W. Kolb	55,000	37,500	92,500	44,994	49,535	—	187,029
Joseph B. Leonard	58,750	31,500	90,250	44,994	49,535	—	184,779
Mark J. O’Brien	60,625	27,000	87,625	44,994	49,535	—	182,154
Bernard G. Rethore	56,875	43,500	100,375	44,994	49,535	—	194,904
Neil A. Springer	73,750	34,500	108,250	44,994	49,535	—	202,779
Lydia W. Thomas	60,625	24,000	84,625	44,994	49,535	—	179,154
Michael T. Tokarz (4)	66,250	21,000	87,250	44,994	49,535	7,301	189,080

(1)	Includes fees earned as chair of a committee or as Lead Director.

(2)
Reflects the grant date fair value of the RSUs and nonqualified stock options granted during fiscal 2014 computed in accordance with the stock-based compensation accounting rules described in Note 10 to our fiscal 2014 consolidated financial statements, which are included in the 2014 Annual Report. Expense is recognized over the shorter of the grants' three-year terms or until a director becomes retirement-eligible pursuant to the terms of the 2006 Stock Plan. All non-employee directors were retirement-eligible at September 30, 2014, except for Mr. Hansen, who will become retirement-eligible in June 2015.

(3)	Mr. Clark resigned from the Board effective January 29, 2014.

(4)
Mr. Tokarz deferred the receipt of all director compensation fees earned in fiscal 2014 into 9,824 stock equivalent shares of Common Stock. "All Other Compensation" represents amounts accrued on identical terms to dividends paid on Common Stock equal to the accumulated stock equivalent share balance. See "— Deferred Compensation" for more information.

The following table shows information related to option awards and stock awards made to our non-employee directors that were outstanding at September 30, 2014.

	Option Awards		Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options (#)		Number of Shares or Units of Stock That Have Not Vested (#)

	Exercisable	Unexercisable
Clark (2)	80,494	—	—
Franklin	45,349	9,656	5,244
Hansen (3)	21,509	26,699	14,587
Kolb	92,278	9,656	5,244
Leonard	92,278	9,656	5,244
O'Brien	92,278	9,656	5,244
Rethore	92,278	9,656	5,244
Springer	92,278	9,656	5,244
Thomas	59,277	9,656	5,244
Tokarz	92,278	9,656	5,244

(1)
Each director (other than Mr. Hansen) is "retirement-eligible" under the 2006 Stock Plan. Commencing in fiscal 2014, all equity-based awards to directors require a grantee who is or becomes "retirement-eligible" prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement. Accordingly, for purposes of this table, any stock options and RSUs outstanding on the date a director became retirement-eligible are deemed vested.

(2)	Mr. Clark resigned from the Board effective January 29, 2014.

(3)
Mr. Hansen will become "retirement-eligible" in June 2015 under the 2006 Stock Plan. As a result, all of his outstanding stock options and RSUs shown in this table will be deemed vested as of such date.

Deferred Compensation
The Board adopted the Mueller Water Products, Inc. Directors' Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors' fees. The Company credits the deferred fees, at each electing director's option, to either an income account or a stock equivalent account, or divides the fees between the two accounts. If a director elects the stock equivalent account, the Company converts the director's fees otherwise payable during a calendar quarter to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of Common Stock on the first trading day of the following calendar quarter. The Company also credits the stock equivalent account with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the owner of a number of shares of Common Stock equal to the number of stock equivalent shares credited to his account at the payment date for such dividend at the closing price of Common Stock on the payment date for such dividend.
The Company makes deferred payments in January of the year determined by the non-employee director pursuant to an election filed with the Corporate Secretary of the Company. The payments may be made in any calendar year not earlier than the year in which the participant has his or her 72nd birthday or the year of the participant's termination of his or her services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his or her election form. During fiscal 2014, Mr. Tokarz was the only non-employee director who participated in this plan. Mr. Tokarz's deferred payments are maintained in a stock equivalent account.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is intended to provide our stockholders with information about our fiscal 2014 compensation program for the following executive officers (collectively, "named executive officers" or "NEOs"):

•	Gregory E. Hyland, Chairman, President and Chief Executive Officer

•	Evan L. Hart, Senior Vice President and Chief Financial Officer

•	Keith L. Belknap, Senior Vice President, General Counsel and Chief Compliance Officer

•	Gregory E. Rogowski, President of Mueller Co.

•	Thomas E. Fish, President of Anvil.
Performance and Compensation Highlights
We design our executive officer compensation programs to target total compensation at or about the 50th percentile for comparable executive positions at our customized peer group. The principal elements of our compensation program for executives are base salary, annual performance-based cash bonus, long-term incentive equity compensation and broad-based benefit programs.

•
We structure performance-based compensation to pay for performance. We set clear and measurable financial goals for total Company and business segment performance. We seek to establish pay practices that reward executives for superior performance and align with our strategic priorities and stockholders' interests.

◦
Performance-based compensation earned by our named executive officers. For fiscal 2014, over 50% of our Chief Executive Officer's total target compensation, and an average of 47% of the total target compensation of other NEOs, could only be earned by meeting performance goals.

▪	Annual performance-based cash bonuses earned by our NEOs ranged from 54% to 115% of target. Our CEO's annual bonus was earned at 106% of target.

▪
Long-term performance-based compensation for our NEOs paid out or credited amounts representing 200% of target, with top quartile performance in increasing return on net assets as measured against our customized peer group.

◦
Company performance in 2014. Highlights of our fiscal 2014
consolidated results from continuing operations include the following elements, several of which were used by the Compensation Committee to assess and determine incentive plan compensation earned in fiscal 2014.

▪
Net sales increased 5.7% year-over-year to $1,184.7 million from $1,120.8 million in fiscal 2013.
▪
Adjusted operating income increased 28.7% year-over-year to $127.2 million from $98.8 in fiscal 2013.
▪
Adjusted net income increased 62.2% year-over-year to $46.7 million from $28.8 million in fiscal 2013.
▪
Average investment in working capital reduced to 23.6% of net sales at Mueller Co. (excluding, for purposes of this performance metric, Mueller Systems) compared to 25.0% for fiscal 2013; Anvil's average working capital rose slightly to 23.4% of net sales.
▪
Return on net assets increased to 25.3% from 21.6% in fiscal 2013.
▪
Adjusted free cash flow increased to $125.0 million from $81.0 million in fiscal 2013.
See "— Overview of Executive Compensation Program — Company
Performance in Fiscal 2014" for definitions of "working capital," "return on net assets" and other non-GAAP measures. See Exhibit A for a reconciliation of non-GAAP financial results to GAAP financial results.

•	We continue to implement and maintain best practices for executive compensation.

•
We consider stockholder feedback on executive compensation. At our 2014 annual meeting of stockholders, the advisory vote on executive compensation received the support of approximately 98% of the votes cast. We carefully consider feedback from our stockholders regarding executive compensation.

◦
Based on strong stockholder support expressed for our executive compensation programs, the Compensation Committee applied a consistent pay-for-performance philosophy in structuring executive compensation for fiscal 2014.

◦
Stockholders are invited to express their views or concerns on executive compensation directly to the Chair of the Compensation Committee in the manner described under "Corporate Governance — Communicating with the Board."

Overview of Executive Compensation Program
Company Performance in Fiscal 2014
Highlights of our fiscal 2014 consolidated results from continuing operations include the following elements, some of which were used by the Compensation Committee to assess overall Company performance and to determine incentive plan compensation during this period. See Exhibit A for a reconciliation of non-GAAP financial results to GAAP financial results.

•	Our net sales in fiscal 2014 were $1,184.7 million, compared to $1,120.8 million in fiscal 2013.

•
Our adjusted operating income for fiscal 2014 was $127.2 million, compared to $98.8 million for fiscal 2013. We define adjusted operating income for this purpose as operating income adjusted to exclude restructuring expenses.

•
Our adjusted net income for fiscal 2014 was $46.7 million, compared to $28.8 million for fiscal 2013. We define adjusted net income for this purpose as net income adjusted to standardize the income tax rate and to exclude restructuring expenses, discontinued operations and expenses related to exploring potential acquisitions and divestitures, results of operations of new businesses and the early extinguishment of debt.

•
Our adjusted free cash flow for fiscal 2014 was $125.0 million, compared to $81.0 million for fiscal 2013. We define adjusted free cash flow for this purpose as cash flows from operating activities of continuing operations, adjusted for capital expenditures of continuing operations, restructuring costs, the premium paid on the early extinguishment of debt and costs of acquisition-related activities.

In fiscal 2014, certain significant operational and financial accomplishments included:

•
Reduced Working Capital at Our Largest Business. During fiscal 2014, we reduced average investment in working capital to 23.6% of net sales at Mueller Co. (excluding, for purposes of this NEO performance metric, Mueller Systems), compared to 25.0% for fiscal 2013. Average working capital rose slightly to 23.4% of net sales at Anvil compared to 22.7% for fiscal 2013. Working capital represents an investment by a company to support its business activities. The lower a company can drive its working capital while maintaining its service levels, the more efficiently the company is using its capital. Lower working capital allows for alternative uses of financial resources; for example, to reduce debt, make capital investments and pay dividends to stockholders. We define working capital for this purpose as the average of adjusted current assets less adjusted current liabilities over the course of a year, which measures exclude cash and cash equivalents, debt and items reported as held for sale.

•
Increased Return on Net Assets. For compensation purposes, our return on net assets for fiscal 2014 was 25.3%, compared to 21.6% in fiscal 2013. We define return on net assets as the quotient obtained by dividing income tax-effected adjusted operating income plus amortization by the monthly average of working capital and fixed assets. Adjusted operating income excludes restructuring expense. Income taxes are calculated at 39.3%. Amortization reflects only amortization of assets acquired in business combinations. Working capital excludes cash, items held for sale and debt. Fixed assets is property, plant and equipment plus capitalized software costs reported as part of intangible assets.

•
Reduced Net Debt. At September 30, 2014, net debt was $384.5 million, compared to $477.2 million at September 30, 2013. On November 25, 2014, we completed a refinancing of our outstanding indebtedness, which is expected to reduce our interest costs going forward. Net debt represents a priority claim on a company's financial resources as a company must service that debt through interest payments and repayments of principal. When a company lowers its debt service requirements, its financial resources are available for other purposes. We define net debt as total debt less cash and cash equivalents.

Guiding Principles
The Compensation Committee has identified the following guiding principles in overseeing the compensation program for our executives:

Competitiveness Compensation programs should be designed to target at or about the 50th percentile for comparable executive positions at a customized peer group.
Pay for Performance

Where compensation for an executive is tied to the achievement of financial and strategic goals, actual results that exceed target levels should provide above-target payouts, and results that do not exceed a threshold level of performance should not provide payouts.

Responsibility

A significant portion of an executive's overall compensation should be tied to the achievement of financial performance goals. The portion of an executive's target total compensation that is incentive based should increase as a function of the executive's responsibilities.

Stockholder Alignment

Executives' interests are more directly aligned with stockholders' interests when compensation programs:
• Emphasize both short- and long-term financial performance;
• Are significantly impacted by the value of Common Stock; and
• Require meaningful Common Stock ownership.

Peer Group Benchmarking and Total Compensation

Each year, the Compensation Committee, with the input of its independent compensation consultant, reviews the prior year peer group. This review includes considering companies that have a primary manufacturing component to their businesses, have similar organizational structures and are publicly traded or otherwise file financial statements with the SEC. For fiscal 2014, the Compensation Committee approved the addition of three companies to the group of peer companies and the deletion of two companies that had been eliminated due to merger and acquisition activity. The 20-company peer group (the "Peer Group") is listed below.

Fiscal 2014 Peer Group
Ametek, Inc.	IDEX Corporation
Armstrong World Industries, Inc.	Lennox International Inc.
Badger Meter, Inc.	Mueller Industries, Inc.
Briggs & Stratton Corporation	Otter Tail Corporation
Circor International Inc.	Quanex Building Products Corporation
Crane Co.	Roper Industries, Inc.
Curtiss-Wright Corporation	Tennant Co.
Donaldson Company, Inc.	Valmont Industries, Inc.
EnPro Industries, Inc.	Watts Water Technologies, Inc.
Graco Inc.	Worthington Industries, Inc.
Each year, the compensation consultant collects peer group compensation data and prepares an executive benchmarking study using a market regression analysis to size-adjust the market data for the net sales size of the Company as a whole and for each separate business unit. The Compensation Committee regularly reviews the target total compensation of each executive and compares it to the total compensation for comparable executive positions in the Peer Group. The Compensation Committee targets total compensation at the regressed 50th percentile of the Peer Group plus or minus 15%, subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Compensation Committee.
Compensation Elements
The following table lists our primary elements of compensation. Each element is targeted at or about the 50th percentile for comparable positions in the Peer Group.

Pay Element	Salary	Bonus	RSUs	PRSUs

Who Receives	All named executive officers -------------------------------------------------------------------------------------------------------------->

When Granted	Reviewed every 12 months	Annually	Annually	Annually

Form of Delivery	Cash ---------------------------------------------------------->		Equity --------------------------------------------------------->

Type of Performance	Short-term emphasis ------------------------------------->		Long-term emphasis -------------------------------------->

Performance Period	Ongoing	1 year	Generally vest ratably over 3 years	Vests at the end of 3-year award cycles

How Payout Determined	Predominantly tied to Peer Group data, with an element of Committee discretion	Predominantly formulaic(based on performance against goals), with an element of Committee discretion	Depends on stock price on vest date	Formulaic (based on performance against goals); Committee verifies results

Most Recent Performance Measures	__	Mix of 90% financial results / 10% operational and/or individual goals	Stock price appreciation	Absolute improvement in return on net assets

Salary
The Compensation Committee regularly compares the salary of each executive to the regressed 50th percentile of comparable executives in the Peer Group and uses that benchmark as a guide. Salaries for the NEOs are adjusted, as appropriate, annually on February 1. For fiscal 2014, the salaries for the NEOs were within the 50th percentile of the Peer Group, plus or minus 15%. In February 2014, Messrs. Hyland, Hart and Belknap received annual salary increases of 2.9%, 3.5% and 8.0%, respectively, and Messrs. Rogowski and Fish each received a 3.0% increase.

Name	Annual Salary Rate at September 30, 2014 ($)	Annual Salary Rate at September 30, 2013 ($)
Gregory E. Hyland	900,000	875,000
Evan L. Hart	382,019	369,100
Keith L. Belknap	361,530	334,750
Gregory E. Rogowski	410,146	398,200
Thomas E. Fish	401,494	389,800
Annual Cash Incentive Awards
The Compensation Committee targets annual cash incentive compensation for each executive at the regressed 50th percentile of comparable executives in the Peer Group. For fiscal 2014, the total target opportunity for the NEOs was within the 50th percentile of the Peer Group, plus or minus 15%, and was weighted 90% based on the achievement of the two financial performance goals described below and 10% based on the achievement of the operational or individual performance goals described below. For financial performance goals, the Compensation Committee determined numeric goals targeting percentage increases over the prior year's results. Under the annual incentive plan, the Compensation Committee may decrease, but not increase, the amounts payable to participants.
Financial Performance Goals
For corporate executives, the financial performance goals selected by the Compensation Committee for fiscal 2014 were based on consolidated adjusted net income and adjusted free cash flow. The Compensation Committee chose these metrics to encourage particular focus on delivering net income and managing the Company's balance sheet while optimizing cash flow.
For segment executives, the financial performance goals selected by the Compensation Committee were based on the applicable segment's adjusted operating income (defined as operating income, adjusted to exclude results of operations of newly acquired businesses and restructuring charges and, in the case of Mueller Co., the operating results of Mueller Systems) and working capital (defined as the segment's average of adjusted current assets less adjusted current liabilities over the course of fiscal 2014, which measures exclude cash and cash equivalents, debt and items reported as held for sale) as a percent of the segment's adjusted net sales. The Compensation Committee chose these performance goals to encourage particular focus on delivering operating income and managing the Company's balance sheet while optimizing cash flow.

The following table shows the fiscal 2014 financial performance targets and actual results applicable to each NEO.
Financial Performance

			Results Required to Achieve Bonus ($ in millions, except for percentages)			2014 Actual Results ($ in millions)	Actual 2014 Payout Factor (% of Target Bonus)
		Weight (% of Target Bonus)
Name	Metric		Threshold (0%)	Target (100%)	Maximum (200%)
Gregory E. Hyland	Consolidated Adjusted Net Income	60	18.7	49.7	80.1	46.7	90.3
	Consolidated Adjusted Free Cash Flow	30	63.8	96.1	145.2	125.0	158.9
Evan L. Hart	Consolidated Adjusted Net Income	60	18.7	49.7	80.1	46.7	90.3
	Consolidated Adjusted Free Cash Flow	30	63.8	96.1	145.2	125.0	158.9
Keith L. Belknap	Consolidated Adjusted Net Income	60	18.7	49.7	80.1	46.7	90.3
	Consolidated Adjusted Free Cash Flow	30	63.8	96.1	145.2	125.0	158.9
Gregory S. Rogowski	Mueller Co. Adjusted Operating Income	60	80.8	115.4	150.0	124.8	127.2
	Mueller Co. Average Working Capital as a Percent of Net Sales	30	24.4%	23.5%	22.0%	23.6%	88.9
Thomas E. Fish	Anvil Adjusted Operating Income	60	31.7	45.3	58.9	42.2	77.2
	Anvil Average Working Capital as a Percent of Net Sales	30	22.7%	22.0%	21.0%	23.4%	0.0
Operational / Individual Performance Goals
Historically, the Compensation Committee has established operational or individual performance goals for senior executives. In fiscal 2014, individual goals had a total weight of 10% of the total cash incentive target for each NEO. All operational or individual performance goals are set with minimum (or threshold), target and maximum objectives for each goal. For fiscal 2014, the Compensation Committee established operational safety objectives applicable to Messrs. Hyland, Rogowski and Fish that were tied to reductions in total recordable incidence rates. Messrs. Hyland, Rogowski and Fish were awarded 37.8%, 0.0% and 75.9%, respectively, of their target safety objectives for fiscal 2014. For fiscal 2014, the Compensation Committee used adjusted net income to determine the availability of a pool from which to pay the operational safety objective portion of the incentive award to Messrs. Hyland and Fish.
For fiscal 2014, the Compensation Committee chose individual performance goals with specific deliverables related to the Company's long-term strategic planning for Messrs. Hart and Belknap. Based on a review by the Compensation Committee, Messrs. Hart and Belknap were awarded 110% and 130%, respectively, of their target individual performance award for fiscal 2014.

Fiscal 2014 Annual Cash Incentive Awards

Based on performance in fiscal 2014 against all performance goals, the following were the target and actual annual cash bonuses for each NEO:

Name	At Target Performance		At Actual Performance
	% of Salary	Amount ($)	% of Target	Amount ($)
Gregory E. Hyland	100	891,667	106	941,867
Evan L. Hart	75	283,285	113	319,685
Keith L. Belknap	60	211,562	115	242,979
Gregory E. Rogowski	75	304,623	103	313,731
Thomas E. Fish	75	298,197	54	160,758

Long-Term Equity-Based Compensation
Historically, long-term equity-based compensation has been comprised of grants of time vesting RSUs and stock options. Beginning with fiscal 2013, to further enhance the pay-for-performance aspects of our compensation program, the Compensation Committee redesigned our long-term incentive program to include grants of performance-based restricted stock units ("PRSUs") instead of stock options.
Performance-Based Restricted Stock Units
For fiscal 2014, 50% of target long-term incentive compensation value was awarded in the form of PRSUs, which are earned based on the achievement level of annual performance targets over a three-year award cycle. The key terms of the PRSUs are as follows:

•
Each PRSU award reflects a target number of shares (based on the fair market value of Common Stock on the grant date) that may be issued to the award recipient at the end of a three-year award cycle if performance targets are achieved.

•	PRSUs are divided into three equal tranches and each tranche is earned based on the achievement level of the applicable annual performance target.

•	Performance period targets are established by the Compensation Committee on an annual basis coinciding with our fiscal year.

•
At the end of each fiscal year, the Compensation Committee certifies performance against the applicable performance target, and PRSUs representing the level of achievement during that performance period are "banked" for potential payout at the end of the three-year award cycle.

•
The actual number of shares a participant may receive ranges from zero to two times the target number of shares, depending solely on the level of achievement during each performance period within the award cycle.

•	PRSUs do not convey voting rights or earn dividends.
Common Stock to be issued related to PRSUs granted in fiscal 2013 (for the three-year award cycle from fiscal 2013 through fiscal 2015) and 2014 (for the three-year award cycle from fiscal 2014 through fiscal 2016) will not be issued until the Compensation Committee certifies performance results for fiscal 2015 and 2016, respectively.
Timeline for PRSU Grants

Initial Grant	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017
Fiscal 2013 (Transition Awards)	Performance Period	Performance Period	Payout (Cash Value of Shares)
Fiscal 2013	Performance Period	Performance Period	Performance Period	Payout (Shares)
Fiscal 2014		Performance Period	Performance Period	Performance Period	Payout (Shares)
Performance Measure and Result for Fiscal 2014. The applicable performance target for the fiscal 2014 performance period for all PRSU awards was based on the percentage year-over-year improvement in return on net assets, or "RONA." For these purposes, the term "RONA" has the meaning described under "— Overview of Executive Compensation Program — Our Company Performance in Fiscal 2014". The performance necessary to earn a target payout required at least an 8.0% year-over-year improvement in RONA, and the performance necessary to earn a maximum payout required a 16.0% year-over-year improvement in RONA. Actual RONA performance for fiscal 2014 was 25.3%, compared to RONA of 21.6% for fiscal 2013, a 17.1% improvement.  Based on this level of achievement, the Committee certified fiscal 2014 RONA performance at 200% of target.  Accordingly, recipients of PRSU awards were each credited with 200% of the awards attributable to the fiscal 2014 performance period. See "Executive Compensation — Grants of Plan-Based Awards Table".

Transition Period PRSU Awards. Because the PRSUs described above, to the extent earned, will not settle until the completion of a three-year award cycle, a transition period PRSU grant was also awarded to executive officers in fiscal 2013. The transition PRSUs covered fiscal 2013 and 2014, the initial two years of the redesigned program. The transition PRSUs were structured to be paid in cash, based on the closing stock price of our Common Stock on September 30, 2014.
Transition Period PRSU Awards

	Performance Units Earned
Name	Fiscal 2013 (#)	Fiscal 2014 (#)	Amount Awarded(1) ($)
Gregory E. Hyland	97,940	97,940	1,621,886
Evan L. Hart	31,178	31,178	516,308
Keith L. Belknap	22,820	22,820	377,899
Gregory E. Rogowski	30,996	30,996	513,294
Thomas E. Fish	26,110	26,110	432,382
(1) Calculated based on the closing price of Common Stock on the NYSE on September 30, 2014 of $8.28 per share.
Time-Based Restricted Stock Units
As described above, a portion of an executive's long-term incentive award value has historically been awarded in the form of time-based RSUs. For fiscal 2014, 50% of target long-term incentive compensation value was awarded in this form. The Compensation Committee approves a dollar value for these RSUs and its compensation consultant determines the number of RSUs that equals that value. The economic value calculated for each award is based on the grant date stock price for RSUs. Typically, one-third of the RSUs granted vest on each anniversary of the grant date. See "Executive Compensation — Grants of Plan-Based Awards Table".
Timing of Equity Awards
While the Compensation Committee may grant equity-based awards at any of its scheduled meetings or by unanimous written consent, it generally grants awards for executives at its November or December meeting each year, except for awards related to promotions or new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or as of a pre-determined future date based on a date of hire. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date. All stock options have a per-share exercise price equal to the closing stock price on the New York Stock Exchange on the effective date of the grant.
Retirement Benefits
The Company offers retirement benefits to its executives and other employees to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.
Retirement Savings Plan Applicable to Employees Generally
The Mueller Water Products, Inc. Retirement Savings Plan ("Savings Plan") is a 401(k) plan that provides retirement benefits for non-union employees of the Company and participating subsidiaries. Each of our NEOs, participated in the Savings Plan in fiscal 2014 on the same basis as our other eligible employees.
Deferred Compensation Plan
Mr. Hyland participates in an unfunded deferred compensation plan (the "Retirement Plan"). Under the plan, the Company credited a bookkeeping account for Mr. Hyland, commencing April 16, 2007 and each calendar month thereafter through September 16, 2010, with an amount equal to 10% of Mr. Hyland's then current monthly base salary. The amounts credited to the plan bear interest at 120% of the long-term Applicable Federal Rate (as defined in the Internal Revenue Code) until payment. At September 30, 2014, $607,347 has been accrued and credited to Mr. Hyland's deferral account. No further accruals will occur to the account, except for interest.

Upon termination of Mr. Hyland's employment at the Company, other than for cause, all deferred compensation under the plan will be paid as a lump sum to Mr. Hyland, subject to the terms of the plan. Upon a termination of employment for cause, the entire plan account will be forfeited. The Company's fiscal 2014 accruals to the plan for Mr. Hyland were $23,115.
Other Benefits
Perquisites
The Company provides certain perquisites to the NEOs that the Compensation Committee believes are reasonable and consistent with its overall compensation program. The perquisites provided are intended to contribute to the improved health of the executives, to facilitate business development, to enhance personal financial management or to represent a competitive practice that helps to attract and retain executives.
In fiscal 2014, the Compensation Committee offered its NEOs limited perquisites, including a car allowance, life insurance, supplemental long-term disability insurance, reimbursement for certain financial planning and physical examination expenses.
Severance Benefits
Each NEO is entitled to severance benefits. See "Executive Compensation — Potential Payments Upon Termination or Change-in-Control".
Change-in-Control Agreements

Change-in-control agreements are used to create incentives for executives to build stockholder value and to seek the highest value possible for stockholders should the Company be acquired, despite the risk of losing employment. The Company's change-in-control agreements for executives provide for vesting of outstanding equity-based awards upon a change-in-control and operate with a "double trigger" for severance payments, meaning that severance payments do not occur unless the executive's employment is involuntarily terminated (other than for cause or for termination for good reason) within 24 months following a change-in-control. The Compensation Committee believes this structure strikes an appropriate balance of incenting executives without providing benefits to executives who continue to enjoy employment with an acquiring company. The Compensation Committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this objective to be undermined if executives receive significant severance payments solely upon the closing of such a transaction.
Employee Stock Purchase Plan
The Company's Employee Stock Purchase Plan provides all Company employees an opportunity to purchase Common Stock, subject to certain restrictions, through regular payroll deductions. The purchase price is equal to 85% of the lesser of the closing price of Common Stock on the first trading day of the offering period and the closing price of Common Stock on the last trading day of the offering period. Each offering period is approximately three months long. During fiscal 2014, Messrs. Hart and Belknap were the only NEOs to participate in the Company's Employee Stock Purchase Plan.

Health and Welfare Benefits
The Company generally offers group medical, dental, vision, life and long-term disability insurance in a flexible benefits package to all active U.S. employees, except as otherwise required by collective bargaining agreements. Every employee is provided life insurance up to one times his or her base salary at no charge, other than related income taxes, to the employee. For an additional charge, the employee may obtain coverage of up to four times his or her base salary up to a maximum life insurance benefit of $1,250,000. NEOs participate on the same basis as other eligible employees.

Other Factors Considered by the Compensation Committee
Risk and Incentive Compensation
The Compensation Committee has conducted an assessment of our compensation policies and practices and does not believe that these policies and practices are reasonably likely to have a material adverse effect on the Company. This process included a review of the risk profile of our compensation policies and practices for all employees. To facilitate its review, the Compensation Committee engaged its compensation consultant to review the Company's compensation structure to identify design elements that might encourage excessive risk taking. The compensation consultant discussed its review and conclusions with the Compensation Committee. In conducting its review, the Compensation Committee noted several policies and practices that mitigate risk, including:

•	Using multiple performance measures in annual incentive awards;

•	Capping payout levels for annual bonuses;

•	Maintaining the ability to reduce annual incentive awards, based on the independent judgment of the Compensation Committee;

•	Using multiple long-term incentive vehicles;

•	Using overlapping multi-year award cycles in connection with performance shares;

•	Maintaining stock ownership guidelines applicable to senior executives;

•	Maintaining an anti-hedging policy; and

•	Maintaining a clawback policy applicable to executives.
Tally Sheets
The Compensation Committee regularly reviews "tally sheets" for each executive. The tally sheets contain information concerning prior years' compensation, proposed compensation for the current year, outstanding equity-based awards (both vested and unvested) and various termination-of-employment scenarios. The tally sheets enable the Compensation Committee to view and evaluate many facets of executive compensation, understand the magnitude of potential payouts as a result of termination-of-employment scenarios and consider changes to our compensation program, arrangements and plans in light of emerging trends.
Wealth Accumulation Review
The Compensation Committee reviews certain "wealth accumulation" calculations, such as projections of how much an executive is projected to earn or accrue over time through cash and equity-based compensation or through certain benefits. The most variable vehicle for wealth accumulation is equity-based awards, and the Compensation Committee intends for recipients of equity-based awards to receive their full benefit with improved Company financial performance and improvement in the per-share price of our Common Stock.
Other Compensation Practices and Policies
Role of Compensation Consultant in Compensation Decisions
The Compensation Committee has sole authority to select and retain a compensation consultant, including authority to approve fees and retention terms. For fiscal 2014, the Compensation Committee retained Meridian Compensation Partners, LLC as its compensation consultant. The Compensation Committee reviews the performance of its compensation consultant annually.
In fiscal 2014, the compensation consultant's responsibilities included, but were not limited to:

•	Providing recommendations regarding the composition of our peer group;

•	Preparing and analyzing peer group compensation and plan design data;

•	Reviewing and advising on the performance measures to be used in incentive awards;

•	Valuing equity-based awards; and

•
Reviewing and advising on principal aspects of executive and non-employee director compensation, including base salaries, bonuses and equity-based awards for executives, and cash compensation and equity-based awards for non-employee directors.

The Compensation Committee considered the independence of its compensation consultant in light of standards under the NYSE Listed Company Manual. The Compensation Committee requested and received a letter from the compensation consultant addressing its independence, including the factors described below:

•	Other services provided to the Company by the consultant;

•	Fees paid by the Company as a percentage of the consulting firm's total revenue;

•	Policies or procedures maintained by the consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	Any Common Stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executives and the consulting firm or the individual consultants involved in the engagement.
The Compensation Committee took into account these considerations, along with other factors relevant to the compensation consultant's independence from management, and concluded that the compensation consultant is independent and that the engagement of the compensation consultant did not raise any conflict of interest.
Role of Management in Compensation Decisions
The Compensation Committee reviews information provided by its compensation consultant and uses that information as a reference point for the components of compensation. The Compensation Committee and the Chief Executive Officer discuss the financial metrics and operational goals intended to closely align performance targets of the business units and the Company with the Company's strategic goals. The Chief Executive Officer makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual incentive adjustments and grants of equity-based awards under the Company's incentive plans. The Compensation Committee makes the final decision with respect to the compensation of these executives, taking into consideration the Chief Executive Officer's recommendations.
The Compensation Committee annually receives input from the entire Board with respect to the Chief Executive Officer's performance and recommends his compensation level to the Board. The Board discusses and approves the annual salary of the Chief Executive Officer. The Chair of the Compensation Committee and another Compensation Committee member designated by the Chair meet with the Chief Executive Officer to discuss the Chief Executive Officer's performance and compensation based on evaluations received from the Board. These discussions are considered by the Compensation Committee in setting all elements of compensation for the Chief Executive Officer.
In fiscal 2014, the Chief Executive Officer was present at all of the Compensation Committee meetings, but was excused from the executive sessions of the Compensation Committee and did not participate in meetings or deliberations during which his compensation was discussed.
Income Tax Consequences of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to NEOs (other than the chief financial officer) to $1 million in any year. Performance-based compensation may be excluded from this limitation if certain conditions are met. The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Internal Revenue Code. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Compensation Recovery (Clawback) Policy
The Company's employment agreements contain a provision that requires the employee, to the extent required by law, to reimburse the Company following the publication of a restatement of the Company's financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct for (a) incentive-based or equity-based compensation received and (b) any profits realized from the sale of the Company's securities, in each case during the 12 months prior to discovery of the noncompliance. The Compensation Committee has exclusive authority to interpret and enforce this provision.
The Compensation Committee has adopted a "Clawback Policy" to recover pay that is determined to have been wrongfully earned by managerial or executive employees. As a result, all RSUs granted after November 30, 2009 include a clause that reduces the number of equity-based awards upon the occurrence of certain events. The Compensation Committee has the exclusive authority to interpret the Clawback Policy, and may offset compensation as necessary to recover amounts due under the Clawback Policy. The Compensation Committee expects to adopt changes to the Clawback Policy once the SEC issues final rules and the NYSE adopts related listing standards implementing the provisions of the Dodd-Frank Act related to compensation recovery.
Prohibition on Hedging and Pledging
The Company does not allow directors or employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company's securities, as well as hedging or monetization transactions, purchases of Company equity securities on margin and borrowing against any account in which Company securities are held. The Company prohibits pledging of Common Stock by executives or directors.
Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines to promote a high level of stock retention among executives and non-employee directors. The guidelines require that the total value of the participant's holdings of Common Stock must equal or exceed the specified target value shown below.

Position/Title	Target Ownership
Chief Executive Officer and President	6 x base salary
Group Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents	2 x base salary
Non-Employee Directors	4 x annual retainer
In determining the value of shares held by any executive or non-employee director for purposes of this policy, the Compensation Committee considers (A) the higher of (1) the current market value or (2) the tax basis of lapsed RSUs and realized PRSUs and (B) the higher of (1) the market value of shares held by the participant or (2) the tax basis of shares held by the participant. Outstanding stock options, RSUs and realized PRSUs for which the restrictions have not lapsed and unrealized PRSUs do not count toward the achievement of target ownership levels. The Chief Executive Officer and the Compensation Committee review the ownership of each executive and non-employee director periodically.
Prior to attaining the target ownership levels, the participants are required to hold at least 50% of the shares of Common Stock obtained through the Company's equity compensation programs. Selling or tendering shares to pay taxes, selling shares pursuant to a previously executed agreement to cover the payment of taxes and tendering shares to pay the exercise price upon stock option exercises are permitted under the guidelines.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
The Compensation and Human Resources Committee participated in the preparation of the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.
See "Corporate Governance — Board Operations — Board Committee Information" for information concerning the Compensation Committee and its responsibilities.

Compensation and Human Resources Committee
Michael T. Tokarz, Chairman
Jerry W. Kolb
Joseph B. Leonard
Mark J. O'Brien
Bernard G. Rethore
Neil A. Springer

EXECUTIVE COMPENSATION
Summary Compensation Table
The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under "Compensation Discussion and Analysis".

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Gregory E. Hyland Chairman, President and Chief Executive Officer	2014	891,667	—	2,214,126	—	941,867	23,115	50,813	4,121,588
	2013	875,000	—	1,391,729	—	1,097,338	17,982	50,235	3,432,284
	2012	867,667	—	1,199,762	330,080	1,197,380	17,241	50,308	3,662,438
Evan L. Hart Senior Vice President and Chief Financial Officer	2014	377,713	—	655,716	—	319,685	—	31,460	1,384,574
	2013	369,100	—	443,043	—	336,398	—	30,924	1,179,465
	2012	361,133	—	326,804	87,050	360,230	—	30,655	1,165,872
Keith L. Belknap (6) Senior Vice President, General Counsel and Chief Compliance Officer	2014	352,603	—	471,888	—	242,979	—	40,676	1,108,146
	2013	331,500	50,000	324,266	—	250,853	—	40,564	997,183

Gregory S. Rogowski President, Mueller Co.	2014	406,164	—	638,753	—	313,731	—	36,601	1,395,249
	2013	398,200	—	440,458	—	350,705	—	32,663	1,222,026
	2012	394,933	—	277,722	85,528	374,041	—	33,637	1,165,861
Thomas E. Fish President, Anvil International	2014	397,596	—	541,480	—	160,758	—	46,181	1,146,015
	2013	389,800	—	371,027	—	333,133	—	44,507	1,138,467
	2012	386,600	—	249,367	76,795	297,083	—	42,449	1,052,294

(1)
The dollar amounts shown for restricted stock unit awards represent the aggregate grant date fair values calculated in accordance with ASC 718, Stock Compensation, excluding the effect of forfeitures. The dollar amounts shown for fiscal 2014 include the aggregate grant date fair values of PRSUs awarded in fiscal 2013 and fiscal 2014 for the fiscal 2014 performance period assuming target performance. See Note 10 to the consolidated financial statements in the 2014 Annual Report for information on the assumptions used to calculate the value of the awards. The aggregate values of PRSUs awarded for the fiscal 2014 performance period, assuming maximum performance, were: $2,428,268 for Mr. Hyland; $748,448 for Mr. Hart; $543,780 for Mr. Belknap; $737,508 for Mr. Rogowski; and $622,966 for Mr. Fish. See "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Transition Period PRSU Awards" for the actual amount awarded under the transition period PRSU awards. Estimated amounts that may be earned over the entire three-year award cycle of outstanding PRSUs are reflected in "Outstanding Equity Awards at 2014 Fiscal Year-End" below.

(2)
The dollar amounts shown for option awards represent the aggregate grant date fair values calculated in accordance with ASC 718, Stock Compensation, excluding the effect of forfeitures. For information on the assumptions used to calculate the value of the awards, refer to Note 10 to our consolidated financial statements in the 2014 Annual Report.

(3)
These amounts reflect annual non-equity incentive plan compensation awards that were earned by our NEOs based on Company and segment financial performance and operational / individual performance during fiscal 2014, 2013 and 2012. The earned amounts for fiscal 2014 were paid in December 2014. See "Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards".

(4)
These amounts reflect accruals for deferred compensation for Mr. Hyland under a plan established for his benefit by the Company. See "— Nonqualified Deferred Compensation During Fiscal Year 2014" below.

(5)
These amounts reflect the combined value of each NEO's perquisites and compensation that is not otherwise reflected in the Summary Compensation Table. Amounts for fiscal 2014 are described in "—Summary Compensation Table — All Other Compensation" below.

(6)
Compensation information is not provided for fiscal 2012 because Mr. Belknap was not an NEO in that year. The bonus amount for fiscal 2013 reflects a sign-on bonus under the terms of his employment agreement.

Summary Compensation Table - All Other Compensation
The following table describes the amounts presented in the "All Other Compensation" column in the Summary Compensation Table for fiscal 2014.

Name	Vehicle Allowance or Use of Leased Vehicle ($)	Financial Planning (1) ($)	Contributions to 401(k) Plans ($)	Life and Long-Term Disability Insurance ($)	Other ($)		Total ($)
Gregory E. Hyland	24,000	—	10,400	13,413	3,000	(2)	50,813
Evan L. Hart	18,000	—	10,400	3,060	—		31,460
Keith L. Belknap	18,000	3,470	10,947	5,259	3,000	(2)	40,676
Gregory S. Rogowski	18,000	—	10,233	5,131	3,237	(3)	36,601
Thomas E. Fish	18,000	7,500	10,400	7,044	3,237	(3)	46,181

(1)	NEOs are entitled to reimbursement of up to $7,500 of annual financial planning ($10,000 for the Chief Executive Officer).

(2)	Represents annual executive physical exam expenses.

(3)	Represents the incremental cost to the Company of Mr. Rogowski's spouse and Mr. Fish's spouse accompanying them on sales incentive award trips.
Grants of Plan-Based Awards Table
The following table summarizes the equity awards made to our NEOs during fiscal 2014 on a grant-by-grant basis. Each of the equity-based awards granted during fiscal 2014 and reported in the following table was granted under, and is subject to the terms of, the 2006 Stock Plan.

Fiscal 2014 Grants of Plan-Based Awards Table
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Issuance of Shares Under Equity Incentive Plans (2)			All Other Stock-Based Awards (#) (3)	Grant Date Fair Value of Stock-Based Awards ($) (4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory E. Hyland	12/3/2013		0	891,667	1,783,334
	12/3/2013	(5)				19,561	39,123	78,246		333,328
	12/3/2013								117,370	999,992
	11/27/2012	(5)				27,206	54,411	108,822		463,582
	11/27/2012	(6)				24,485	48,970	97,940		417,224
Evan L. Hart	12/3/2013		0	283,285	566,570
	12/3/2013	(5)				5,506	11,013	22,026		93,831
	12/3/2013								33,039	281,492
	11/27/2012	(5)				8,661	17,321	34,642		147,575
	11/27/2012	(6)				7,794	15,589	31,178		132,818
Keith L. Belknap	12/3/2013		0	211,562	423,124
	12/3/2013	(5)				3,912	7,824	15,648		66,660
	12/3/2013								23,474	199,998
	11/27/2012	(5)				6,339	12,678	25,356		108,017
	11/27/2012	(6)				5,705	11,410	22,820		97,213
Gregory S. Rogowski	12/3/2013		0	304,623	609,246
	12/3/2013	(5)				5,281	10,563	21,126		89,997
	12/3/2013								31,690	269,999
	11/27/2012	(5)				8,610	17,220	34,440		146,714
	11/27/2012	(6)				7,749	15,498	30,996		132,043
Thomas E. Fish	12/3/2013		0	298,197	596,394
	12/3/2013	(5)				4,499	8,998	17,996		76,663
	12/3/2013								26,995	229,997
	11/27/2012	(5)				7,253	14,506	29,012		123,591
	11/27/2012	(6)				6,527	13,055	26,110		111,229

(1)
Amounts represent the range of possible cash payouts for fiscal 2014 awards under the annual cash incentive plan as described in "Compensation Discussion and Analysis - Compensation Elements - Annual Cash Incentive Awards". The awards that were earned based on actual performance for fiscal 2014 were paid in December 2014 and are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Represents PRSU awards that may be earned based on achievement of performance goals in the 2014 performance period. See the discussion of PRSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units". Estimated amounts that may be earned over the entire three-year award cycle of PRSUs granted in fiscal 2013 and 2014 are reflected in "Outstanding Equity Awards at 2014 Fiscal Year-End" below.

(3)
Represents time-vesting RSUs. Each RSU entitles the grantee to receive one share of Common Stock upon vesting. The RSUs vest in equal installments on the first, second and third anniversaries of the grant date. See the discussion of RSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Time-Based Restricted Stock Units".

(4)	See footnote 1 to the Summary Compensation Table for a description of the methods used to determine grant date fair value of equity-based awards.

(5)
Represents the range of shares of Common Stock that may vest after the end of the three-year award cycle applicable to a PRSU award solely with respect to the fiscal 2014 performance period, assuming achievement of threshold, target and maximum performance.

(6)
Represents the range of shares of Common Stock that will be settled in cash after the end of the two-year award cycle applicable to the transition PRSU award solely for the fiscal 2014 performance period, assuming achievement of threshold, target and maximum performance.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth information detailing the outstanding unexercised options and unvested RSUs and PRSUs held by each of our NEOs at September 30, 2014.

Name			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($) (3)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#) (4)	Market Value of Units of Stock That Have Not Vested ($) (5)	Number of Performance Units That Have Not Vested (#)	Market or Payout Value of Performance Units That Have Not Vested ($) (5)
			Exercisable	Unexercisable (2)
Gregory E. Hyland (8)	12/15/06	(1)	113,358	—	14.55	09/16/15	—	—	—	—
	12/15/06	(1)	69,611	—	20.56	02/22/16	—	—	—	—
	11/29/06		88,300	—	15.09	11/29/16	—	—	—	—
	11/29/07		226,757	—	10.66	11/29/17	—	—	—	—
	12/02/08		343,155	—	5.49	12/02/18	—	—	—	—
	12/01/09		281,748	—	5.05	12/01/19	—	—	—	—
	11/30/10		281,748	—	3.52	11/30/20	—	—	—	—
	11/29/11		272,793	—	2.03	11/29/21	—	—	—	—
	11/27/12	(6)	—	—	—		—	—	54,412	450,531
	12/03/13	(7)	—	—	—		117,370	971,824	78,247	647,885
Evan L. Hart	11/29/06		2,384	—	15.09	11/29/16	—	—	—	—
	11/29/07		10,459	—	10.66	11/29/17	—	—	—	—
	07/31/08		24,752	—	9.10	07/31/18	—	—	—	—
	12/02/08		66,539	—	5.49	12/02/18	—	—	—	—
	12/01/09		84,615	—	5.05	12/01/19	—	—	—	—
	11/30/10		84,615	—	3.52	11/30/20	—	—	—	—
	11/29/11		47,961	23,981	2.03	11/29/21	53,662	444,321	—	—
	11/27/12	(6)	—	—	—		34,642	286,836	148,962	1,233,405
	12/03/13	(7)	—	—	—		33,039	273,563	44,052	364,751
Keith L. Belknap	04/02/12		—	22,335	3.54	04/02/22	52,225	432,423	—	—
	11/27/12	(6)	—	—	—		25,355	209,939	109,029	902,760
	12/03/13	(7)	—	—	—		23,474	194,365	31,298	259,147
Gregory S. Rogowski	05/12/09		69,735	—	4.07	05/12/19	—	—	—	—
	12/01/09		85,839	—	5.05	12/01/19	—	—	—	—
	11/30/10		85,839	—	3.52	11/30/20	—	—	—	—
	11/29/11		47,123	23,561	2.03	11/29/21	45,603	377,593	—	—
	11/27/12	(6)	—	—	—		34,440	285,163	148,093	1,226,210
	12/03/13	(7)	—	—	—		31,690	262,393	42,253	349,855
Thomas E. Fish (8)	08/22/06		10,502	—	16.95	08/22/16	—	—	—	—
	11/29/06		14,928	—	15.09	11/29/16	—	—	—	—
	11/29/07		53,433	—	10.66	11/29/17	—	—	—	—
	11/29/11		21,156	—	2.03	11/29/21	—	—	—	—
	11/27/12	(6)	—	—	—		—	—	14,505	120,101
	12/03/13	(7)	—	—	—		26,995	223,519	17,997	149,015

(1)
Represents options granted in connection with our separation from Walter Industries in December 2006. These awards were intended to replace equity awards made prior to August 2006 by Walter Industries. The exercise price of these options reflected a conversion ratio of 3.239:1. The vesting dates and expiration dates of these options were identical to the replaced Walter Industries awards.

(2)	Options granted on 11/29/11 vested on 11/29/14. Options granted on 04/02/12 vest on 04/02/15.

(3)	Option exercise prices are equal to the closing price of Common Stock on the NYSE on the respective dates of grant.

(4)	RSUs granted on 11/29/11, 11/27/12 and 12/03/13 each vest in equal installments on the first, second and third anniversaries of the respective grant dates. RSUs granted on 04/02/12 vest on 04/02/15.

(5)	The "market value" is calculated by multiplying the number of RSUs or PRSUs that have not vested by the closing price of Common Stock on the NYSE on September 30, 2014 of $8.28 per share.

(6)
Represents PRSUs granted in fiscal 2013 for a three-year award cycle (fiscal 2013 through fiscal 2015). The performance units shown are based on actual performance for fiscal 2013 and 2014 and assume target performance for fiscal 2015. Actual performance for each of fiscal 2013 and 2014 was 200% of target. See the discussion of PRSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units”.

(7)
Represents PRSUs granted in fiscal 2014 for a three-year award cycle (fiscal 2014 through fiscal 2016). The PRSUs shown are based on actual performance for fiscal 2014 and assume target performance for fiscal 2015 and 2016. Actual performance for fiscal 2014 was 200% of target. See the discussion of PRSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units”.

(8)
Messrs. Hyland and Fish are "retirement-eligible” under the terms and for purposes of the 2006 Stock Plan. Accordingly, for purposes of this table, all of their outstanding equity-based awards (other than unearned and outstanding PRSUs) are deemed vested, other than awards granted in December 2013. Beginning in December 2013, all equity-based awards (other than PRSUs) require a grantee who is or becomes retirement-eligible prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement.

Fiscal 2014 Option Exercises and Stock Vested Table
This table shows stock options exercised and RSUs held by our NEOs for which vesting occurred during fiscal 2014. This table also shows the cash amounts received for transition period PRSU awards that vested in fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)
Gregory E. Hyland	—	—	412,409	3,551,930
Evan L. Hart	—	—	90,918	783,150
Keith L. Belknap	—	—	12,678	109,411
Gregory S. Rogowski	—	—	80,198	690,849
Thomas E. Fish (3)	301,705	1,326,921	89,782	773,313

(1)
The "value realized" on exercise is calculated by subtracting the exercise price of the option from the closing price of Common Stock on the NYSE on the exercise date multiplied by the number of options exercised.

(2)
The "value realized" on vesting is calculated as the closing price of Common Stock on the NYSE on the vesting date multiplied by the number of RSUs that vested. The amounts shown include cash amounts received for transition period PRSU awards that vested in fiscal 2014.

(3)
The number of shares deemed vested at September 30, 2014 includes 69,958 RSUs for which Mr. Fish has not received the related Common Stock because he has not retired. Mr. Fish became retirement-eligible as of April 20, 2014 under the terms and for purposes of the 2006 Stock Plan. Accordingly, for purposes of this table, all of his then outstanding equity-based awards, other than unearned and outstanding PRSUs and awards granted in December 2013, were deemed vested as of such date. Beginning in December 2013, all equity-based awards (other than PRSUs) require a grantee who is or becomes retirement-eligible prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement.

Nonqualified Deferred Compensation During Fiscal 2014
Mr. Hyland participates in a deferred compensation plan pursuant to the terms of his employment agreement. None of our other NEOs participate in any executive deferred compensation plan. Mr. Hyland accumulated aggregate earnings in fiscal 2014 of $23,115 and held an aggregate balance on September 30, 2014 of $607,347. These contributions and aggregate earnings are reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.
Pension Plan
None of our NEOs participate in a defined benefit pension plan. Each NEO participates in our 401(k) plan, under which the Company makes matching contributions in accordance with the terms of that plan.

Employment, Severance and Change-in-Control Arrangements
At September 30, 2014, the Company had an employment agreement with each NEO. The following table sets forth certain information with respect to these agreements.

Name (1)	Base Salary (2) ($)	2014 Annual Target Bonus as Percent of Base Salary (3) (%)	Monthly Car Allowance ($)	Annual Vacation	Severance Benefits as Percent of Salary (4) (%)
Gregory E. Hyland (5)	900,000	100	2,000	4 weeks	300.0
Evan L. Hart	382,019	75	1,500	4 weeks	262.5
Keith L. Belknap	361,530	60	1,500	4 weeks	240.0
Gregory S. Rogowski	410,146	75	1,500	4 weeks	262.5
Thomas E. Fish	401,494	75	1,500	5 weeks	262.5

(1)
Each agreement provides for an annual equity opportunity, which is subject to the discretion of the Compensation Committee in the case of Mr. Hyland and commensurate with their executive-level position at the Company in the case of each other NEO. Each agreement also entitles the NEO to receive reimbursement for financial planning services and the cost of an annual physical exam.

(2)	Salaries are reviewed annually. Amount shown represents salaries as of September 30, 2014.

(3)	Payout can range from zero to up to twice the amount of the target (based on the satisfaction of predetermined financial, operational and individual performance objectives).

(4)	Paid in monthly installments over 24 months in the case of Mr. Hyland and over 18 months in the case of each other NEO. Also includes a lump sum payment of unpaid salary and other benefits.

(5)	Mr. Hyland is also entitled to participate in an unfunded deferred compensation plan. See "— Nonqualified Deferred Compensation During Fiscal 2014".
Potential Payments Upon Termination or Change-in-Control
At September 30, 2014, the Company had a "Change-in-Control Agreement" with each NEO.
Under these agreements, upon a change-in-control (as defined in the agreement) of the Company, all outstanding options and RSUs would immediately vest. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. In addition, if the executive's employment is terminated other than for Cause or for Good Reason (each as defined in the agreement) within 24 months following a change-in-control, the executive would be entitled to a lump-sum severance payment equivalent to base salary and annual incentive bonus (generally calculated as the average of actual annual incentive bonuses over the preceding three years) and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The agreements (other than for Messrs. Belknap and Fish) provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company for federal or state income tax purposes. The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered.
The following table sets forth the potential benefits that each NEO would be entitled to receive upon termination of employment in the situations outlined below. If any NEO terminates his employment without good reason or is terminated for cause, the executive is not entitled to the severance benefits described below. These amounts are estimates and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the NEO's employment had terminated on September 30, 2014, including (other than for Messrs. Belknap and Fish) an estimated gross-up for certain taxes in the event that any payments made in connection with a change-in-control were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
The termination events pursuant to which the NEOs are entitled to potential payments are as follows:
A - Severance arrangement for termination without cause or for good reason
B - Termination without cause after a change-in-control or, if applicable, sale of segment
C - Death, disability or retirement

Potential Payments Upon Termination or Change-in-Control Table
Name		Cash Severance ($)		Bonus Earned as of Event Date(1) ($)	Vesting of Unvested Long-Term Awards(2) ($)	Health, Welfare and Other Benefits Continuation ($)		Outplacement(3) ($)		Sec 280G Excise Tax and Related Gross-Up(4) ($)	Total ($)
Gregory E. Hyland	A	3,376,578	(5)	—	—	35,150	(10)	25,000		—	3,436,728
	B	4,634,301	(6)	941,867	971,824	35,150	(10)	315,000		—	6,898,142
	C	607,347	(7)	—	—	—		—		—	607,347
Evan L. Hart	A	1,032,186	(5)	—	—	12,441	(9)	25,000		—	1,069,627
	B	1,470,966	(6)	319,685	1,154,601	16,588	(10)	133,707		—	3,095,547
	C	—		—	1,154,601	—		—		—	1,154,601
Keith L. Belknap	A	895,482	(5)	—	—	21,851	(9)	25,000		—	942,333
	B	919,191	(6)	242,979	942,595	29,134	(10) (11)	126,536	(11)	—	2,260,435
	C	—		—	942,595	—		—		—	942,595
Gregory S. Rogowski	A	1,108,183	(5)	—	—	7,449	(9)	25,000		—	1,140,632
	B	1,544,159	(6)	313,731	1,072,405	9,932	(10)	143,551		—	3,083,778
	C	—		—	1,072,405	—		—		—	1,072,405
Thomas E. Fish	A	1,092,527	(5)	—	—	23,770	(9)	25,000		—	1,141,297
	B	1,239,072	(8)	160,758	223,519	31,693	(10)	140,523		—	1,795,565
	C	—		—	—	—		—		—	—

(1)
Each is entitled to a pro rata share of the current fiscal year bonus in the event of termination without cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2014 and represent the actual bonus paid for fiscal 2014 since this amount would not have otherwise been paid at that date.

(2)
The value of stock options is calculated as the difference between the closing price of Common Stock per share on September 30, 2014 and the option exercise prices per share multiplied by the number of in-the-money options. The value of RSUs is the closing price of Common Stock per share on September 30, 2014 multiplied by the number of RSUs. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. The closing price of our common stock on September 30, 2014 on the NYSE was $8.28 per share. Upon termination due to death, disability or retirement, only the equity awards granted beginning November 2007 vest automatically in accordance with their terms.

(3)
Outplacement services in Case A will be reasonable in the sole discretion of the Company. Outplacement services in Case B will be provided for up to two years, but will not exceed 35% of the NEO's base salary at the time of termination.

(4)
The estimated gross-up for purposes of Section 280G is calculated by determining if the total amount payable to the executive contingent upon a change-in-control exceeds 2.99 times the average of the annual eligible compensation payable to the executive during the preceding five years. If the total amount payable exceeds the average annual compensation amount, a "gross-up" amount is added to the amounts paid to the executive (other than Messrs. Belknap and Fish) in order to put the executive in the same after-tax position as if he had not been subject to the excise tax.

(5)
Cash severance is equal to a percentage of current annual base salary plus accrued but untaken vacation. The percentage applicable to Mr. Hyland is 300%. The percentage applicable to Messrs. Hart, Rogowski and Fish is 262.5%. The percentage applicable to Mr. Belknap is 240%. Cash severance to Mr. Hyland also includes payout under the Retirement Plan. Accrued vacation assumes no vacation has been taken.

(6)
Cash severance for Messrs. Hyland, Hart and Rogowski is equal to 2 times annual base salary plus 2 times the average bonus over the last three years, plus accrued but untaken vacation. Cash severance to Mr. Hyland also includes payout under the Retirement Plan. Cash severance for Mr. Belknap is equal to 2 times annual base salary plus 1.5 times the average bonus over the last three years (unless reduced as described in footnote 11 below), plus accrued but untaken vacation. Accrued vacation assumes no vacation has been taken.

(7)	Cash severance to Mr. Hyland also includes payout under the Retirement Plan.

(8)	Cash severance is equal to the lesser of 2 times annual base salary plus 2 times the average bonus over the last three years or 2.99 times annual base salary, plus accrued but untaken vacation.

(9)	Welfare benefits are continued for up to 18 months from the separation date based on the current elections and plan premiums.

(10)	Welfare benefits are continued for up to 24 months for Mr. Hyland and 18 months for other NEOs from the separation date based on the current elections and plan premiums.

(11)
The maximum amount payable to Mr. Belknap upon a change in control is equal to 2.99 times the average of his annual eligible compensation. This restriction could result in reductions to benefits and cash severance otherwise payable to him.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table lists information as of December 3, 2014 about the number of shares of Common Stock beneficially owned by each incumbent director, each NEO, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.
At December 3, 2014, there were 160,371,686 shares of Common Stock outstanding.

Name and Address of Beneficial Owner (1)	Aggregate Number of Shares of Common Stock Beneficially Owned (2)		Percent of Outstanding Common Stock
Shirley C. Franklin Director	96,861	(3)	*
Thomas J. Hansen, Director	58,330	(4)	*
Gregory E. Hyland, Chairman, President and Chief Executive Officer	3,024,168	(5)	1.9
Jerry W. Kolb, Director	185,158	(3)	*
Joseph B. Leonard, Director	196,606	(3)	*
Mark J. O’Brien, Director	167,606	(3)	*
Bernard G. Rethore, Director	193,910	(3)	*
Neil A. Springer, Director	166,432	(3)	*
Lydia W. Thomas, Director	128,967	(3)	*
Michael T. Tokarz, Director	478,674	(3)	*
Evan L. Hart, Senior Vice President and Chief Financial Officer	647,757		*
Keith L. Belknap, Senior Vice President, General Counsel and Chief Compliance Officer	27,850		*
Gregory S. Rogowski, President, Mueller Co.	490,570		*
Thomas E. Fish, President, Anvil	393,789	(6)	*
All directors and executive officers as a group (19 individuals)	7,271,695		4.5
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	10,936,818	(7)	6.8
Vanguard Group Inc. PO Box 2600, V26, Valley Forge, PA 19482-2600	10,199,228	(8)	6.4
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	9,098,441	(9)	5.7
Norges Bank Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo, Norway	8,187,117	(10)	5.1

*	Less than 1% of outstanding common stock.

(1)	The address of each of our directors and executive officers is c/o Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

(2)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table. See "Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table" for more information concerning outstanding equity awards to our NEOs and "Director Compensation — Summary of Director Compensation" for more information concerning outstanding equity awards to our directors.

(3)
Each director is "retirement-eligible” under and for purposes of the 2006 Stock Plan. Accordingly, for purposes of this table, all of their outstanding equity-based awards are deemed vested. Beginning with the equity-based awards granted to directors in January 2014, all such awards to directors require a grantee who is or becomes retirement-eligible prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement. The beneficial ownership reported in the table assumes each grantee of an award on January 29, 2014 will remain in continuous service through January 29, 2015.

(4)
Includes (i) 4,004 RSUs that will vest within 60 days, (ii) 7,411 shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days and (iii) 5,752 RSUs and 10,630 options that are subject to accelerated vesting upon retirement.

(5)
Includes 132,657 RSUs and no options that are subject to accelerated vesting upon retirement. Also includes 217,644 PRSUs earned with respect to the 2013 and 2014 performance periods under the November 27, 2012 grant and 78,246 PRSUs earned with respect to the 2014 performance period under the December 3, 2013 grant.

(6)
Includes 32,502 RSUs and no options that are subject to accelerated vesting upon retirement. Also includes 58,024 PRSUs earned with respect to the 2013 and 2014 performance periods under the November 27, 2012 grant and 17,996 PRSUs earned with respect to the 2014 performance period under the December 3, 2013 grant.

(7)
As reported on Schedule 13G/A filed with the SEC on February 10, 2014, Dimensional Fund Advisors LP has sole investment discretion with respect to 10,936,818 shares and sole voting power with respect to 10,736,880 shares.

(8)
As reported on Schedule 13G/A filed with the SEC on February 11, 2014, Vanguard Group, Inc. has sole investment discretion with respect to 9,987,883 shares and sole voting power with respect to 213,545 shares.

(9)	As reported on Schedule 13G/A filed with the SEC on January 30, 2014, Blackrock, Inc. has sole investment discretion of 9,098,441 shares and sole voting power with respect to 8,553,357 shares.

(10)	As reported on Schedule 13G/A filed with the SEC on July 28, 2014, Norges Bank has sole investment discretion of 6,787,117 shares and sole voting power with respect to 8,187,117 shares.

GENERAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company's common stock (together, the "Reporting Persons") to file initial reports of ownership and reports of changes in ownership with the SEC. The Reporting Persons are required by SEC rules to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16 filing requirements during fiscal 2014.
Other Business for Presentation at the Annual Meeting
The Board and management do not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business that other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.
Other Information
Consolidated financial statements for Mueller Water Products, Inc. are included in the 2014 Annual Report filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and the New York Stock Exchange. A copy of the Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The Form 10-K is also available on the SEC's website at www.sec.gov or on the Company's website at www.muellerwaterproducts.com.

STOCKHOLDER INFORMATION
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of the Board, the Corporate Secretary acts as the corporate governance liaison to stockholders.
If any stockholder intends to present a proposal for inclusion in the Company's proxy materials for the 2016 annual meeting of stockholders, such proposal must be received by the Company not later than the close of business at 5:00 P.M. (Eastern time) on August 19, 2015 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company's proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner, stockholder proposals must be submitted to the Office of the Corporate Secretary as follows:
Corporate Secretary
Mueller Water Products, Inc.
1200 Abernathy Road, N.E.
Suite 1200
Atlanta, Georgia 30328
Phone: 770-206-4200
Fax: 770-206-4260
Procedures for Business Matters and Director Nominations for Consideration at the 2016 Annual Meeting of Stockholders
The Company's Bylaws provide a formal procedure for bringing business before the annual meeting of stockholders. A stockholder proposing to present a matter or nominate a director for consideration at the 2016 annual meeting of stockholders is required to deliver a written notice to the Corporate Secretary of the Company, no earlier than the close of business at 5:00 P.M. (Eastern time) on August 19, 2015 and not later than September 18, 2015. In the event that the date of the 2016 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, the notice must be delivered to the Corporate Secretary of the Company not earlier than the 120th day prior to such 2016 annual meeting of stockholders and not later than the later of the 90th day prior to such 2016 annual meeting of stockholders or, if the number of directors to be elected to the Board at an annual meeting is increased and the first public announcement naming all the nominees for director or specifying the size of the increased Board is less than 100 days prior to the anniversary of the mailing date of proxy materials for the prior year's annual meeting, the 10th day following the day on which such public announcement is first made by the Company.
Notice Requirements for Business Matters
The notice must contain all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of Common Stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. The notice must also set forth a brief description of the business desired to be brought, the text of the proposal and the reasons for conducting such business at the annual meeting, and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons in connection with the proposal of such business by such stockholder. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaw provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after November 2, 2014 of an intent to present a proposal at the Company's 2016 annual meeting of stockholders (and for any reason the proposal is voted upon at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the annual meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.
Notice Requirements for Nomination of Directors
The Governance Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Corporate Secretary of the Company with biographical data about the recommended individual.
The Company's Bylaws provide the formal procedure for nominations by stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver to the Corporate Secretary of the Company, a notice that contains all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the number of shares of Common Stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, the notice must set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaws provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of the Board of Directors.
Keith L. Belknap
Corporate Secretary
Atlanta, Georgia
December 17, 2014

Exhibit A

Reconciliation of Non-GAAP Measures to GAAP Results

Consolidated net income	$55.5
Adjusting items:
Restructuring, net of tax	1.9
Loss on early extinguishment of debt, net of tax	0.6
Gain on sale of fixed asset, net of tax
Other	0.1
Adjust income taxes to normalized rate of 40%	(11.4)
Consolidated adjusted net income	$46.7

Net cash provided by operating activities	$147.6
Capital expenditures	(36.9)
Free cash flow	110.7
Adjustments to free cash flow:
Walter tax-related receivable	11.6
Restructuring	3.1
Acquisition costs	0.4
Impairment	(1.5)
New entities	0.7
Consolidated adjusted free cash flow	$125.0

Mueller Co. operating income	122.2
Adjustments to operating income:
Restructuring	2.2
Loss from Mueller Systems	0.4
Mueller Co. adjusted operating income	$124.8

Anvil operating income	$41.3
Adjustment to operating income:
Restructuring	0.9
Anvil adjusted operating income	$42.2

A-1

Exhibit B
Location for the 2015 Annual Meeting of Stockholders
Mueller Water Products, Inc.
Wednesday, January 28, 2015 at 10:00 A.M., local time
InterContinental Buckhead Hotel
3315 Peachtree Road, N.E., Atlanta, Georgia, 30326

From Hartsfield-Jackson ATL International Airport:	From I-85 (northeast of Atlanta):
Merge onto I-85 north	Take exit 88 for Lenox Rd.
Take exit 86 for GA-13N toward Buford Highway	Turn right onto Lenox Rd. NE
Merge onto GA-13N	Turn left onto Spring Buford Conn.
Turn left onto Sidney Marcus Blvd NE	Turn right onto Sidney Marcus Blvd NE
Turn right onto Piedmont Rd NE	Turn right onto Piedmont Rd. N.E.
Turn right onto Peachtree Rd NE	Turn right at Peachtree Rd. N.E.
Hotel will be on the right	Hotel will be on the right
From Atlanta, Georgia:	From I-75 (north of Atlanta) :
Merge onto I-75 north/I-85 north	Take exit 255 for W. Paces Ferry Rd
Slight left onto I-85N	Turn left onto W Paces Ferry Rd NW
Follow the directions from Hartsfield-Jackson ATL International Airport listed above	Cross over Peachtree Rd
From I-85 (southeast of Atlanta):	Turn first left onto Bolling Way NE
Take I-85 north toward Atlanta.	Turn right onto Peachtree Rd NW
Follow the directions from Hartsfield-Jackson ATL International Airport listed above	Hotel is on the right
From I-75 (south of Atlanta):	From I-20 (east or west of Atlanta):
Merge onto I-75 north toward Atlanta.	Merge onto I-75/I-85 north
Follow the directions from Hartsfield-Jackson ATL International Airport listed above	Follow the directions from Hartsfield-Jackson ATL International Airport listed above

Please note that attendance at the meeting will be limited to stockholders of Mueller Water Products, Inc. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership, as well as photo identification. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of the Company's Common Stock to gain admission to the meeting.

B-1